Exhibit 99.2

The following pages provide the Consolidated Audited Balance Sheets as of December 31, 2012 and 2011, the Consolidated Audited Statements of Operations, Statements of Comprehensive Income, Statements of Changes in Stockholders' Equity and Statements of Cash Flows for the years ended December 2012, 2011, and 2010, and the related notes, as filed by KAYAK Software Corporation with the Securities and Exchange Commission on their 2012 Annual Report on Form 10-K on March 29, 2013.

In addition, the following pages provide the Consolidated Unaudited Balance Sheets as of March 31, 2013 and December 31, 2012, the Consolidated Unaudited Statements of Operations, Statements of Comprehensive Income, and Statements of Cash Flows for the three months ended March 31, 2013 and 2012, the Unaudited Statement of Changes in Stockholders' Equity for the three months ended March 31, 2013, and the related notes, as filed by KAYAK Software Corporation to the Securities Exchange Commission on their Quarterly Report on Form 10-Q for the three months ended March 31, 2013.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of KAYAK Software Corporation:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statement of operations, of comprehensive income, of changes in stockholders equity and of cash flows present fairly, in all material respects, the financial position of KAYAK Software Corporation and its subsidiaries at December 31, 2012 and 2011, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2012 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP
Stamford CT

March 29, 2013

KAYAK Software Corporation and Subsidiaries Consolidated Balance Sheets (In thousands, except share and per share amounts)
	December 31,
	2012	2011
Assets
Current assets
Cash and cash equivalents	$183,169	$35,127
Marketable securities	6,612	11,198
Accounts receivable, net of allowance for doubtful accounts of $2,908 and $3,581 at December 31, 2012 and 2011, respectively	42,078	37,332
Deferred tax asset	1,927	2,212
Prepaid expenses and other current assets	3,831	5,425
Total current assets	237,617	91,294
Property and equipment, net	6,903	5,474
Intangible assets, net	12,418	17,684
Goodwill	155,988	155,677
Deferred tax asset	12,636	7,488
Other assets	1,483	331
Total assets	$427,045	$277,948
Liabilities and stockholders’ equity (deficit)
Current liabilities
Accounts payable	$10,365	$9,514
Accrued expenses and other current liabilities	24,141	16,220
Total current liabilities	34,506	25,734
Warrant liability	—	1,150
Deferred tax liability	3,534	4,202
Other long-term liabilities	4,570	1,092
Total liabilities	42,610	32,178
Redeemable convertible preferred stock
Series A Redeemable Convertible Preferred Stock, $0.001 par value; no shares authorized, issued and outstanding as of December 31, 2012 and 6,600,000 shares authorized, issued and outstanding as of December 31, 2011.	—	9,702
Series A-1 Redeemable Convertible Preferred Stock, $0.001 par value; no shares authorized, issued and outstanding as of December 31, 2012 and 1,176,051 shares authorized, issued and outstanding as of December 31, 2011.	—	2,355
Series B Redeemable Convertible Preferred Stock, $0.001 par value; no shares authorized, issued and outstanding as of December 31, 2012 and 4,989,308 shares authorized, issued and outstanding as of December 31, 2011.	—	9,888
Series B-1 Redeemable Convertible Preferred Stock, $0.001 par value; no shares authorized, issued and outstanding as of December 31, 2012 and 2,138,275 shares authorized, issued and outstanding as of December 31, 2011.	—	4,026
Series C Redeemable Convertible Preferred Stock, $0.001 par value; no shares authorized, issued and outstanding as of December 31, 2012 and 3,897,084 shares authorized and 3,855,180 shares issued and outstanding as of December 31, 2011.	—	15,372
Series D Redeemable Convertible Preferred Stock, $0.001 par value; no shares authorized, issued and outstanding as of December 31, 2012 and 8,075,666 shares authorized and 8,008,842 shares issued and outstanding as of December 31, 2011.	—	206,151
Total redeemable convertible preferred stock	—	247,494
Commitments and contingencies (Note 10)
Stockholders’ equity (deficit)
Preferred Stock, $0.001 par value; 5,000,000 shares authorized and no shares issued and outstanding as of December 31, 2012 and no shares authorized, issued and outstanding as of December 31, 2011.	—	—
Common stock, $0.001 par value; no shares authorized, issued and outstanding as of December 31, 2012 and 45,000,000 shares authorized, 7,025,467 issued and outstanding as of December 31, 2011.	—	7
Class A Common Stock, $0.001 par value; 150,000,000 shares authorized and 4,823,373 shares issued and outstanding as of December 31, 2012 and no shares authorized, issued, and outstanding as of December 31, 2011.	5	—
Class B Common Stock, $0.001 par value; 50,000,000 shares authorized and 33,851,525 shares issued and outstanding as of December 31, 2012 and no shares authorized, issued, and outstanding as of December 31, 2011.	34	—
Additional paid-in capital	373,023	3,296
Cumulative translation adjustment	(458)	(977)
Accumulated earnings (deficit)	11,831	(4,050)
Total stockholders’ equity (deficit)	384,435	(1,724)
Total liabilities and stockholders’ equity	$427,045	$277,948
 See notes to consolidated financial statements

KAYAK Software Corporation and Subsidiaries

Consolidated Statements of Operations
(In thousands, except share and per share amounts)

	Years Ended December 31,
	2012	2011	2010
Revenues	$292,723	$224,534	$170,698
Cost of revenues (excludes depreciation and amortization)	19,741	18,598	15,630
Selling, general and administrative expenses:
Marketing	153,327	111,018	91,721
Personnel	49,433	40,785	29,764
Other general and administrative expenses	22,118	16,400	9,967
Total selling, general and administrative expenses (excludes depreciation and amortization)	224,878	168,203	131,452
Depreciation and amortization	8,273	8,486	6,821
Impairment of intangible assets	—	14,980	—
Income from operations	39,831	14,267	16,795
Other income (expense)
Interest income	221	111	107
Realized gain on investment	—	—	459
Other income (expense)	(1,711)	2,006	2,791
Total other income (expense)	(1,490)	2,117	3,357
Income before taxes	38,341	16,384	20,152
Income tax expense	19,531	6,681	12,120
Net income	18,810	9,703	8,032
Redeemable convertible preferred stock dividends	(6,644)	(11,745)	(11,745)
Deemed dividend resulting from modification of redeemable convertible preferred stock	(2,929)	—	—
Net income (loss) attributed to common stockholders	$9,237	$(2,042)	$(3,713)
Net income (loss) per common share
Basic	$0.45	$(0.28)	$(0.57)
Diluted	$0.45	$(0.28)	$(0.57)
Weighted average common shares
Basic	20,731,507	7,309,202	6,463,639
Diluted	41,505,255	7,309,202	6,463,639

.
See notes to consolidated financial statements

KAYAK Software Corporation and Subsidiaries

Consolidated Statements of Comprehensive Income
(In thousands)

	Years Ended December 31,
	2012	2011	2010
Net Income	$18,810	$9,703	$8,032
Other comprehensive income (loss), net of tax
Foreign currency translation adjustments	519	(1,806)	829
Other comprehensive income (loss)	519	(1,806)	829
Total comprehensive income	$19,329	$7,897	$8,861

See notes to consolidated financial statements

KAYAK Software Corporation and Subsidiaries
Consolidated Statements of Changes in Stockholders’ Equity (Deficit)
(In thousands, except share amounts)

	Common Stock		Class A Common Stock		Class B Common Stock		Additional Paid-In Capital	Other Compre-hensive Income (Loss)	Accumulated Equity (Deficit)	Total Stock-holders’ Equity (Deficit)
	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2009	5,394,196	$5	—	$—	—	$—	$—	$—	$(21,785)	$(21,780)
Stock-based compensation expense	—	—	—	—	—	—	8,503	—	—	8,503
Issuance of common stock	1,985,812	2	—	—	—	—	13,156	—	—	13,158
Excess tax benefits from stock-based compensation	—	—	—	—	—	—	2,553	—	—	2,553
Dividends on preferred stock	—	—	—	—	—	—	(11,745)	—	—	(11,745)
Other comprehensive income	—	—	—	—	—	—	—	829	—	829
Net Income	—	—	—	—	—	—	—	—	8,032	8,032
Balance, December 31, 2010	7,380,008	7	—	—	—	—	12,467	829	(13,753)	(450)
Stock-based compensation expense	—	—	—	—	—	—	12,427	—	—	12,427
Issuance of common stock	330,678	1	—	—	—	—	2,124	—	—	2,125
Exercise of put options	(685,219)	(1)	—	—	—	—	(13,220)	—	—	(13,221)
Excess tax benefits from stock-based compensation	—	—	—	—	—	—	1,243	—	—	1,243
Dividends on preferred stock	—	—	—	—	—	—	(11,745)	—	—	(11,745)
Other comprehensive income	—	—	—	—	—	—	—	(1,806)	—	(1,806)
Net Income	—	—	—	—	—	—	—	—	9,703	9,703
Balance, December 31, 2011	7,025,467	7	—	—	—	—	3,296	(977)	(4,050)	(1,724)
Stock-based compensation expense	—	—	—	—	—	—	14,492	—	—	14,492
Issuance of common stock upon exercise of stock options	84,775	—	13,128	—	157,675	—	1,867	—	—	1,867
Issuance of common stock upon exercise of warrants	—	—	—	—	61,470	—	2,036	—	—	2,036
Issuance of Class A common stock in connection with the IPO, net of issuance costs	—	—	4,025,000	4	—	—	94,209	—	—	94,213
Issuance of Class A common stock in concurrent private placements in connection with the IPO	—	—	539,727	1	—	—	6,023	—	—	6,024
Conversion of Common Stock to Class B Common Stock in connection with the IPO	(7,110,242)	(7)	—	—	7,110,242	7	—	—	—	—

Conversion of Redeemable Convertible Preferred Stock to Class B common stock in connection with the IPO	—	—	—	—	26,767,656	27	250,395	—	—	250,422
Conversion of Class B common stock to Class A common stock	—	—	245,518	—	(245,518)	—	—	—	—	—
Excess tax benefits from stock-based compensation	—	—	—	—	—	—	705	—	—	705
Deemed dividend resulting from modification of redeemable convertible preferred stock	—	—	—	—	—	—	—	—	(2,929)	(2,929)
Other comprehensive income (loss)	—	—	—	—	—	—	—	519	—	519
Net income	—	—	—	—	—	—	—	—	18,810	18,810
Balance, December 31, 2012	—	$—	4,823,373	$5	33,851,525	$34	$373,023	$(458)	$11,831	$384,435

See notes to consolidated financial statements

KAYAK Software Corporation and Subsidiaries Consolidated Statements of Cash Flows (In thousands)
	Year Ended December 31,
	2012	2011	2010
Cash flows from operating activities
Net income	$18,810	$9,703	$8,032
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	8,273	8,486	6,821
Stock-based compensation expense	14,492	12,427	8,503
Excess tax benefits from exercise of stock options	(1,189)	(1,441)	(237)
Deferred taxes	(6,077)	(12,723)	7,418
Mark to market adjustments	912	(1,211)	(2,792)
Gain on sale of Travelpost	—	—	(459)
Impairment of intangible assets	—	14,980	—
Other	—	120	47
Changes in assets and liabilities, net of effect of acquisitions:
Accounts receivable	(4,507)	(6,546)	(10,794)
Prepaid expenses and other current assets	105	1,555	(1,238)
Accounts payable	754	4,538	(2,811)
Accrued liabilities and other liabilities	11,534	3,011	9,442
Net cash from operating activities	43,107	32,899	21,932
Cash flows from (used in) investing activities
Capital expenditures	(4,175)	(4,260)	(2,273)
Proceeds from sale of property and equipment	—	42	—
Purchase of marketable securities	(10,538)	(25,644)	(6,197)
Maturities of marketable securities	14,878	18,395	3,276
Proceeds from sale of Travelpost	—	—	3,600
Exercise of put options	—	(13,221)	—
Cash paid for business combinations, net of cash acquired	—	(9,160)	(6,781)
Net cash from (used in) investing activities	165	(33,848)	(8,375)
Cash flows from financing activities
Proceeds from exercise of stock options	1,867	1,862	464
Proceeds from initial public offering, net of offering expenses	95,707	(1,494)	—
Tax benefits realized from exercise of stock options	1,189	1,441	237
Proceeds from exercise of common stock warrants	—	—	1,350
Repayment of shareholder loans	—	—	3,686
Private Placement Class A common stock issuances	6,023	—	—
Net cash from financing activities	104,786	1,809	5,737
Effect of exchange rate changes on cash and cash equivalents	(16)	(699)	(278)
Increase in cash and cash equivalents	148,042	161	19,016
Cash and cash equivalents, beginning of period	35,127	34,966	15,950
Cash and cash equivalents, end of period	$183,169	$35,127	$34,966
Supplemental disclosures of cash flow information
Cash paid during the period for:
Interest	$—	$—	$—
Income taxes	$17,166	$16,506	$1,151
See notes to consolidated financial statements

KAYAK Software Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(In thousands, except share and per share amounts)

1. Organization

The Company was incorporated in Delaware on January 14, 2004 under the name of Travel Search Company, Inc. On August 17, 2004, we officially changed our name to KAYAK Software Corporation (“KAYAK”). We operate KAYAK.com and other travel websites and mobile applications that allow people to search for rates and availability for airline tickets, hotel rooms, rental cars, and other travel-related services across hundreds of websites and provide choices on where to book. As used in this report, the terms “we,” “us,” “our,” “KAYAK” and the “Company” mean KAYAK Software Corporation and its subsidiaries, unless the context indicates another meaning.

On July 25, 2012, we completed our initial public offering, or IPO, in which we issued and sold 4,025,000 shares of Class A common stock at an offering price of $26.00 per share. We received net proceeds of $94,213 after deducting underwriting discounts and commissions and issuance costs of approximately $4,112. In connection with our IPO, we also entered into private placement transactions with existing stockholders pursuant to which we issued and sold 231,695 shares of our Class A common stock at a price of $26.00 per share and issued 308,032 shares of our Class A common stock for no consideration.

On November 8, 2012, we entered into an Agreement and Plan of Merger, or Merger Agreement, to be acquired by priceline.com Incorporated (NASDAQ: PCLN), or Priceline.  Under the terms of the Merger Agreement KAYAK will merge with and into a wholly owned subsidiary of Priceline.

At the effective time of the merger, each share of KAYAK Class A and Class B common stock issued and outstanding immediately prior to the effective time will, at the election of the holder and subject to proration as set forth in the Merger Agreement, be converted into the right to receive either (i) $40.00 per share of KAYAK Class A and Class B common stock or (ii) a fraction of a share of Priceline common stock.  The number of shares of Priceline common stock issued in consideration for the Class A and Class B common stock will be based upon a formula as set forth in the Merger Agreement.

The merger was unanimously approved by the respective Boards of Directors of KAYAK and Priceline and the Board of Directors of KAYAK recommended that KAYAK’s stockholders approve the proposed transaction.

On March 4, 2013, KAYAK stockholders voted to approve the adoption of the previously announced Agreement and Plan of Merger between KAYAK, priceline.com and Produce Merger Sub Inc., a wholly owned subsidiary of priceline.com. Approximately 96% of the total voting power of KAYAK's outstanding shares of Class A common stock and Class B common stock as of the January 24, 2012, the record date for the special meeting of stockholders, were voted in favor of the adoption of the Agreement and Plan of Merger.

On March 13, 2013, the UK Office of Fair Trading (“OFT”) announced that that the administrative deadline for the OFT's review of the merger of KAYAK with priceline.com is expected to be in May 2013. The closing of the merger will take place once the remaining conditions to closing (including the receipt of all required regulatory approvals) have been satisfied.

The Merger Agreement contains certain termination rights for both KAYAK and Priceline and further provides that, upon termination of the Merger Agreement under certain circumstances, KAYAK may be obligated to pay Priceline a termination fee of $52,700.

2. Summary of Significant Accounting Policies

Significant Estimates and Judgments

The preparation of financial statements in conformity with GAAP in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Significant estimates relied upon in preparing these financial statements include the provision for uncollectible accounts, estimates used to determine the fair value of our common stock, preferred stock, put option, stock-based compensation and preferred stock warrants, recoverability of our net deferred tax assets and the fair value of long lived assets, goodwill, and litigation liabilities. Changes in estimates are recorded in the period in which they become known. We base estimates on historical experience and various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ from our estimates.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, and have been prepared in accordance with accounting principles generally accepted in the United States of America, or U.S. GAAP. Operating results of acquired businesses are included in the consolidated statements of operations from the date of acquisition. All intercompany accounts and transactions have been eliminated. We have reclassified certain prior period amounts to conform to our current period presentation.

Foreign Currency Translation

Assets and liabilities for our international operations are translated to U.S. dollars at current exchange rates in effect at the balance sheet date. Income and expense accounts are translated at average exchange rates in effect during the year. Resulting translation adjustments are recorded as a separate component of accumulated other comprehensive income.

Segments

We have one operating segment for financial reporting purposes: travel search.

Revenue Recognition

KAYAK’s services are free for travelers. We earn revenues by sending referrals to travel suppliers and online travel agents, (OTAs) after a traveler selects a specific itinerary (distribution revenues), and through advertising placements on our websites and mobile applications (advertising revenues).

We recognize distribution revenues upon completion of the referral, provided that our fees are fixed and determinable, there is persuasive evidence of an arrangement and collection is reasonably assured. Advertising revenues are recognized when a traveler clicks on an advertisement that a customer has placed on our website or mobile application or when we display an advertisement.

Distribution Revenues

We earn distribution revenues by sending qualified leads to travel suppliers and OTAs and by facilitating bookings directly through our websites and mobile applications. After a traveler has entered a query on our website, reviewed the results, and decided upon a specific itinerary, we send the user directly into the travel supplier's or OTA's purchase process to complete the transaction. In many cases, users may now complete bookings with the travel supplier or OTA without leaving our websites and mobile applications. Travel suppliers and OTAs have the flexibility to pay us either when these qualified leads click on a query result at a set cost per click, or CPC basis, or when they purchase a travel product either through us or on the travel supplier or OTA website which we refer to as a cost per acquisition, or CPA, basis. We separately negotiate and enter into our distribution agreements, and these agreements set forth the payment terms for the applicable travel supplier or OTA.

Advertising Revenues

Advertising revenues primarily come from payments for compare units, text-based sponsored links and display advertisements. A “compare unit” is an advertising placement that, if selected by a KAYAK user, launches the advertiser’s website and initiates a query based on the same travel parameters provided on the KAYAK website. The major types of advertisers on our websites consist of OTAs, third party sponsored link providers, hotels, airlines and vacation package providers. Generally, our advertisers pay us on a CPC basis, which means advertisers pay us only when someone clicks on one of their advertisements, or on a cost per thousand impression basis, or CPM. Paying on a CPM basis means that advertisers pay us based on the number of times their advertisements appear on our websites or mobile applications.

Concentrations of Credit Risk

Financial instruments that subject us to significant concentrations of credit risk consist primarily of cash, cash equivalents, marketable securities and accounts receivable. Our cash and cash equivalents and marketable securities are primarily held in one financial institution that we believe to be of high credit quality.

Five significant customers accounted for the following percentages of total revenues:

	Years Ended December 31,
	2012	2011	2010
Customer A	26%	24%	25%
Customer B	10%	8%	6%
Customer C	7%	12%	18%
Customer D	7%	6%	6%
Customer E	6%	6%	8%

Amounts due from these significant customers were:

	December 31,
	2012	2011
Customer A	$5,480	$7,354
Customer B	2,679	2,732
Customer C	2,718	4,242
Customer D	503	1,779
Customer E	42	1,045

We believe significant customer amounts outstanding at December 31, 2012 and 2011 are collectible.

Cost of Revenues

Cost of revenues consists primarily of expenses incurred related to airfare query costs, data center costs and related bandwidth charges. All costs of revenues are expensed as incurred.

Marketing

Marketing expenses are comprised primarily of costs of search engine and other digital marketing, brand advertising, affiliate referral fees, and public relations. All marketing costs are expensed as incurred.

Stock-Based Compensation

We estimate the value of stock option awards on the date of grant using the Black-Scholes option-pricing model (the Black-Scholes model). The determination of the fair value of stock option awards on the date of grant is affected by our stock price as well as assumptions regarding a number of complex and subjective variables. These variables include our expected stock price volatility over the term of the awards, expected term, risk-free interest rate, expected dividends and expected forfeiture rates. The forfeiture rate is estimated using historical option cancellation information, adjusted for anticipated changes in exercise and employment termination behavior. Outstanding awards do not contain market or performance conditions and therefore, we recognize stock-based compensation expense on a straight-line basis over the requisite service period.

We account for stock options issued to non-employees in accordance with the guidance for equity-based payments to non-employees. Stock option awards to non-employees are accounted for at fair value using the Black-Scholes option-pricing model. Our management believes that the fair value of stock options is more reliably measured than the fair value of the services received. The fair value of the unvested portion of the options granted to non-employees is re-measured each period. The resulting increase or decrease in value, if any, is recognized during the period the related services are rendered. The fair value of each non-employee stock-based compensation award is re-measured each period until a commitment date is reached, which is generally the vesting date.

We also award restricted stock units to certain of our non-employee board members. At the time of vesting these awards are settled 65% in shares and 35% in cash. Awards settled in shares are accounted for based on the fair market value at the time of grant while awards settled in cash are accounted for based on the fair market value at the time of vesting.

Fair Value of Financial Instruments

The carrying amounts of our cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities, approximate fair value because of their short maturities.

Cash Equivalents and Marketable Securities

Cash equivalents include all highly liquid investments maturing within 90 days from the date of purchase.

Marketable securities are classified as held-to-maturity as we have the intent and ability to hold these investments to maturity. Marketable securities are reported at amortized cost. Cash equivalents and marketable securities are invested in instruments we believe to be of high-quality, primarily money market funds, U.S. Government obligations, state and municipality obligations and corporate bonds with remaining contractual maturities of less than one year.

Accounts Receivable and Allowance for Doubtful Accounts

We review accounts receivable on a regular basis and estimate an amount of losses for uncollectible accounts based on our historical collections experience, age of the receivable and knowledge of the customer. We record changes in our estimate to the allowance for doubtful accounts through bad debt expense and relieve the allowance when accounts are ultimately collected or determined to be uncollectible.

Financing Costs Related to Initial Public Offering

Through December 31, 2012 and 2011, we had incurred $4,112 and $2,173, respectively, of legal and accounting costs related to our IPO. As of December 31, 2011 such costs were capitalized as prepaid expense and other current assets. Upon completion of our IPO on July 25, 2012, these amounts were offset against the proceeds received from the IPO and reclassified to equity.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation of property and equipment is computed on a straight-line basis over the estimated useful lives of the assets or, when applicable, the life of the lease, whichever is shorter.

Software and Website Development Costs

Certain costs to develop internal use computer software are capitalized provided these costs are expected to be recoverable. These costs are included in property and equipment and are amortized over three years beginning when the asset is substantially ready for use. Costs incurred during the preliminary project stage, as well as maintenance and training costs are expensed as incurred. We capitalized $1,095, $1,020 and 1,363 of software development costs and amortized $1,096, $881 and $621 in the years ended December 31, 2012, 2011, and 2010 respectively.

Impairment of Long-Lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. When such events occur, we compare the carrying amounts of the assets to their undiscounted expected future cash flows. If this comparison indicates that there is impairment, the amount of the impairment is calculated as the difference between the carrying value and fair value. During the year ended December 31, 2011, we recorded an impairment charge of $15.0 million on trade and domain name assets related to our decision to discontinue the sidestep.com URL. See “—Note 6—Intangible Assets” for additional description of our impairment charge.

Goodwill

Goodwill represents the excess of the cost of an acquired business over the fair value of the assets acquired at the date of acquisition. Goodwill is tested for impairment at least annually and whenever events or changes in circumstances indicate that goodwill may be impaired. Goodwill is not deductible for tax purposes.

We assess goodwill for possible impairment using a two-step process. The first step identifies if there is potential goodwill impairment using either a quantitative or qualitative assessment. If step one indicates that an impairment may exist, a second step is performed to measure the amount of the goodwill impairment, if any. Goodwill impairment exists when the estimated fair value of goodwill is less than its carrying value. If impairment exists, the carrying value of the goodwill is reduced to fair value through an impairment charge in our consolidated statements of operations.

For purposes of goodwill impairment testing, we estimate the fair value of the Company using generally accepted valuation methodologies, including market and income based approaches, and relevant data available through and as of the testing date. The market approach is a valuation method in which fair value is estimated based on observed prices in actual transactions and on asking prices for similar assets. Under the market approach, the valuation process is essentially that of comparison and correlation between the subject asset and other similar assets. The income approach is a method in which fair value is estimated based on the cash flows that an asset could be expected to generate over its useful life, including residual value cash flows. These cash flows are then discounted to their present value using a rate of return that accounts for the relative risk of not realizing the estimated annual cash flows and for the time value of money.

Warrant liability

Warrants to purchase redeemable convertible preferred stock were accounted for on the balance sheets at fair value as liabilities. Changes in fair value are recognized in earnings in the period of change.

Accumulated Other Comprehensive Income

Accumulated other comprehensive income consists of foreign currency translation adjustments. The financial statements of non-U.S. entities are translated from their functional currencies into U.S. dollars. Assets and liabilities are translated at period end rates of exchange and revenue and expenses are translated using average rates of exchange. The resulting gain or loss is included in accumulated other comprehensive income on the balance sheet.

Income Taxes

We record income taxes under the liability method. Interest and penalties related to income tax liabilities, if any, are included in income tax expense. Deferred tax assets and liabilities reflect our estimation of the future tax consequences of temporary differences between the carrying amounts of assets and liabilities for book and tax purposes. We determine deferred income taxes based on the differences in accounting methods and timing between financial statement and income tax reporting. Accordingly, we determine the deferred tax asset or liability for each temporary difference based on the enacted tax rates expected to be in effect when we realize the underlying items of income and expense. We consider many factors when assessing the likelihood of future realization of our deferred tax assets, including our recent earnings experience by jurisdiction, expectations of future taxable income, and the carryforward periods available to us for tax reporting purposes, as well as other relevant factors. We may establish a valuation allowance to reduce deferred tax assets to the amount we believe is more likely than not to be realized. Due to inherent complexities arising from the nature of our businesses, future changes in income tax law, tax sharing agreements or variances between our actual and anticipated operating results, we make certain judgments and estimates. Therefore, actual income taxes could materially vary from these estimates.

We follow authoritative guidance for uncertainty in income taxes, which requires that we recognize a tax benefit from an uncertain position only if it is more likely than not that the position is sustainable, based solely on its technical merits and consideration of the relevant taxing authority’s widely understood administrative practices and precedents. If this threshold is met, we measure the tax benefit as the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement. Penalties and interest on uncertain tax positions are included in income tax expense.

We compute the reduction in taxes payable resulting from stock option exercises and other stock-based compensation by comparing our tax liabilities with and without stock-based tax deductions.

Recent Accounting Pronouncements

In June 2011, the Financial Accounting Standards Board, or FASB, issued amended disclosure requirements for the presentation of comprehensive income. The amended guidance eliminates the option to present components of other comprehensive income (OCI) as part of the statement of changes in equity. Under the amended guidance, all changes in OCI are to be presented either in a single continuous statement of comprehensive income or in two separate but consecutive financial statements. We adopted these changes effective January 1, 2012 and applied retrospectively for all periods presented. There was no impact to the consolidated results as the amendments related only to changes in financial statement presentation.

In September 2011, the FASB issued amended guidance that will simplify how entities test goodwill for impairment. After an assessment of certain qualitative factors, if it is determined to be more likely than not that the fair value of a reporting unit is less than its carrying amount, entities must perform the quantitative analysis of the goodwill impairment test. Otherwise, the quantitative test becomes optional. The guidance is effective January 1, 2012, with early adoption permitted. We elected to adopt this guidance for the 2011 goodwill impairment test performed in the fourth quarter. Goodwill impairment testing did not result in any impact to our financial results.

3. Acquisitions

On May 6, 2010, the Company acquired 100% of the outstanding share capital in swoodoo AG, a leading German travel search company, for a total purchase price of $24,384, consisting of $6,781 in cash, net, and 825,000 shares of common stock valued at $13.00 per share on the date of the acquisition. Pursuant to an option agreed to with the former swoodoo stockholders, we were obligated, at a holder’s request given on or prior to August 12, 2011, to repurchase any or all of such shares owned by such holder at a price of €13.33 per share. We recorded a liability for the estimated fair value of this obligation at $4,208 at the time of acquisition. This amount was recorded as contingent consideration and is included in the purchase price above. The fair value of the obligation decreased by $1,262 and $2,946 for the years ended December 31, 2011 and 2010, respectively. During 2011, $1,126 of the decrease in the liability was recorded as a gain and is included in other income (expense), net. As of August 12, 2011, the expiration date of the option, these holders elected to sell back to the Company an aggregate of 685,219 of these shares. As a result of the exercises of this option, the Company acquired these shares for a cash payment of approximately $13,200.

We recognized $419 of acquisition-related expenses, for the year ended December 31, 2010 that were included in other general and administrative expenses.

The following table summarizes the consideration paid for swoodoo AG and the amounts of the assets acquired and liabilities assumed at the acquisition date.

Fair value of consideration transferred:

Cash paid	$8,777
Cash paid for working capital adjustment	674
Fair value of common stock	10,725
Fair value of put options issued	4,208
Total purchase consideration	$24,384

The table below sets forth the final purchase price allocation.

Assets acquired:
Cash and cash equivalents	$2,670
Other assets	1,320
Identifiable intangible assets (1)
Customer relationships (useful life - 8 years)	4,900
Trade & domain names (useful life - 11 years)	5,400
Current technology (useful life - 5 years)	3,900
Non-compete agreements (useful life - 3 years)	700
Goodwill	11,144
Total assets	30,034
Liabilities assumed:
Deferred tax liability	4,714
Other liabilities	936
Total net assets acquired	$24,384

(1) The weighted average useful life of the identifiable intangible assets acquired is 8 years.

The primary elements that generated goodwill are the value of the acquired assembled workforce, specialized processes and procedures and operating synergies, none of which qualify as separate intangible asset.

The pro forma impact of this acquisition on revenues and net income was immaterial.

On April 1, 2011, the Company acquired 100% of the outstanding share capital in JaBo Vertrieb-und Entwicklung GmbH, or JaBo Software, a leading Austrian travel search company, for a total cash purchase price of $9,160, net.

The table below sets forth the final purchase price allocation:

Assets acquired:
Accounts receivable and other assets	$983
Contingent asset	230
Identifiable intangible assets (1)
Customer relationships (useful life—7 years)	3,200
Trade & domain names (useful life—10 years)	2,600
Current technology (useful life—2 years)	700
Non-compete agreements (useful life—2 years)	300
Goodwill	4,138
Total assets	12,151
Liabilities assumed:
Deferred tax liability	1,700
Other liabilities	1,291
Total net assets acquired	$9,160

(1)	The weighted average useful life of the identifiable intangible assets acquired is 7 years.

The primary elements that generated goodwill are the value of the acquired assembled workforce, specialized processes and procedures and operating synergies, none of which qualify as separate intangible assets.

The pro forma impact of this acquisition on revenues and net income was immaterial.

4. Marketable Securities

The following tables summarize the investments in marketable securities all of which are classified as held to maturity:

	December 31, 2012		December 31, 2011
	Amortized Cost	Level 1(1) Fair Value	Amortized Cost	Level 1(1) Fair Value
Agency bonds	$—	$—	$2,605	$2,605
Certificate of deposit	—	—	900	899
Commercial paper	900	900	3,097	3,096
Corporate debentures/ bonds	5,712	5,712	4,596	4,591
Marketable securities	$6,612	$6,612	$11,198	$11,191

(1)	Level 1 fair values are defined as observable inputs such as quoted prices in active markets.

5. Property and Equipment

Property and equipment consisted of the following:

	Estimated Life	December 31,
		2012	2011
Website development	3 years	$6,647	$5,552
Computer equipment	3 years	5,340	4,172
Leasehold improvements	Life of lease	2,470	2,283
Furniture and fixtures	5 years	1,084	749
Software	3 years	318	266
Vehicles	5 years	109	53
Office equipment	5 years	46	40
Construction in progress	N/A	1,240	—
Property and equipment		17,254	13,115
Accumulated depreciation		(10,351)	(7,641)
Property and equipment, net		$6,903	$5,474

Depreciation expense was $2,706, $1,920 and $2,202 for the years ended December 31, 2012, 2011 and 2010, respectively.

6. Intangible Assets

The following tables detail our intangible asset balances by major asset class:

	December 31, 2012			December 31, 2011
	Gross Carrying Amount	Accumulated Amortization & Impairment	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Impairment	Net Carrying Amount
Intangible asset class
Domain and trade names	$33,742	$(27,143)	$6,599	$33,505	$(11,255)	$(14,980)	$7,270
Customer relationships	11,041	(5,422)	5,619	10,878	(3,826)	—	7,052
Technology	4,173	(4,092)	81	4,160	(1,287)	—	2,873
Non-compete agreements	1,002	(883)	119	982	(493)	—	489
Intangible assets, net	$49,958	$(37,540)	$12,418	$49,525	$(16,861)	$(14,980)	$17,684

Amortization expense was $5,567, $6,566 and $4,619 for the years ended December 31, 2012, 2011 and 2010, respectively. Intangible assets are amortized on a straight-line basis over their estimated economic lives. We believe that the straight-line method of amortization reflects an appropriate allocation of the cost of the intangible assets to earnings in proportion to the amount of economic benefits obtained.

In January 2011, we determined that we would not support two brand names and URLs in the United States and decided that we would begin to migrate all traffic from sidestep.com to KAYAK.com. As a result of this triggering event, we prepared an analysis comparing expected future discounted cash flows to be generated by the SideStep domain and trade name asset to the carrying value of the asset. Our analysis resulted in:

•	A charge of $14,980 due to the impairment of the value of the SideStep brand name and URL,

•
A change in estimate that resulted in acceleration of amortization based on the estimated decline in queries directed from our SideStep URL through December 2013 to reflect the gradual transition of users to the KAYAK URL.

To determine fair value of the SideStep brand name and URL, we used an income approach, which utilized Level 3 fair value inputs as described in "- Note 15 - Fair Value Measurements", and discounted the expected cash flows of the intangible assets. We calculated expected cash flows, using an estimate of future revenue to be generated from the SideStep URL offset by estimated future expenses. We applied a discount rate of 17.0% representing the estimated weighted average cost of capital, which reflects the overall level of inherent risk involved in the respective operations and the rate of return an outside investor could expect to earn.

As of December 31, 2012, future amortization expense for the next 5 years and after is expected to be:

2013	$2,099
2014	1,845
2015	1,845
2016	1,845
2017	1,823
Thereafter	2,961
Total	$12,418

7. Goodwill

Changes in the carrying amount of goodwill for the years ended December 31, 2012, 2011 and 2010 were as follows:

Balance, December 31, 2009	$142,982
Acquisition of swoodoo AG	11,144
Sale of TravelPost, Inc.	(2,353)
Foreign currency translation	391
Balance, December 31, 2010	152,164
Acquisition of JaBo Software	4,138
Foreign currency translation	(625)
Balance, December 31, 2011	155,677
Foreign currency translation	311
Balance, December 31, 2012	$155,988

8. Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following:

	December 31, 2012	December 31, 2011
Accrued Marketing	$7,527	$1,141
Income taxes payable	6,346	2,515
Accrued accounting & legal	1,651	573
Accrued search fees	1,529	1,243
Accrued bonus	1,080	5,792
Accrued vacation	1,264	824
Other accrued expenses	4,744	4,132
Accrued expenses and other current liabilities	$24,141	$16,220

9. Income Taxes

Domestic pre-tax income was $45,371, $11,805, and $20,636 for the years ended December 31, 2012, 2011 and 2010, respectively. Foreign pre-tax income (loss) was $(7,030), $4,579 and $(484) for the years ended December 31, 2012, 2011 and 2010 respectively.

The significant components of the provision for income taxes are as follows:

	December 31,
	2012	2011	2010
Current:
Federal	$19,299	$12,665	$3,648
State	4,349	3,864	3,576
Foreign	1,961	2,844	146
Total current	25,609	19,373	7,370
Deferred
Federal	(3,255)	(9,454)	3,844
State	(2,125)	(1,495)	1,115
Foreign	(698)	(1,743)	(209)
Total deferred	(6,078)	(12,692)	4,750
Income tax expense	$19,531	$6,681	$12,120

Provisions for income taxes compared with income taxes based on the federal statutory tax rate of 35% were as follows:

	December 31,
	2012	2011	2010
U.S. Statutory federal income tax rate	35.0%	35.0%	35.0%
State income taxes, net of federal benefits	5.3%	7.2%	8.3%
Compensation related to incentive stock options	1.6%	6.0%	7.1%
Gain on sale of TravelPost	—	—	4.4%
Research credits	(7.4)%	—	—
Capitalized expenses	2.6%	—	—
Tax contingencies	8.8%	—	—
Mark-to-market adjustments	0.8%	(2.6)%	(4.8)%
Change to valuation allowance	(1.2)%	—	8.0%
Foreign Rate Differential	6.5%	(2.7)%	—
Other	(1.1)%	(2.1)%	2.1%
Effective income tax rate	50.9%	40.8%	60.1%

Significant components of deferred tax assets and (liabilities) at December 31, 2012 and 2011 were as follows:

	December 31,
	2012	2011
Deferred tax assets:
Net operating loss carryforward	$4,462	$4,037
Accruals and reserves	1,693	1,633
Stock compensation	9,947	6,431
Tax credits	60	21
Total gross deferred tax assets	16,162	12,122
Valuation allowance	(1,189)	(1,627)
Total deferred tax assets	14,973	10,495
Deferred tax liabilities:
Depreciation and amortization	(3,944)	(4,997)
Net deferred tax asset	$11,029	$5,498

At December 31, 2012, we had approximately $5,369, $29,741 and $8,741 of federal, state and foreign tax operating loss carryforwards respectively. The federal, state and foreign operating loss carryforwards begin to expire in 2021, 2015 and 2020, respectively. This includes the effect of Section 382 limitations on our federal NOL due to certain ownership changes in prior years. We had approximately $464 of tax credits at December 31, 2010, which are not included in the above deferred tax schedule. The credits were fully utilized in 2011 and the tax benefit was recorded in additional paid in capital.

During the year ended December 31, 2010, we recorded a valuation allowance against our California net operating losses and credits, based on our decision to reduce our physical presence in California and local law in effect at that time. In 2012, California changed its law. A review of this legislation demonstrates these NOLs will in fact be utilized and we believe it more likely than not that the full value of the deferred tax asset will be realized and the valuation allowance was released in the fourth quarter of 2012. We have foreign NOLs that we do not believe are more likely than not to be realized and a full valuation allowance was recorded.

We have not recorded U.S. income and foreign withholding tax liabilities on the unremitted earnings of our foreign subsidiaries, because we intend to permanently reinvest those earnings. The amount of unremitted earnings at December 31, 2012, for which U.S. income and foreign withholding tax liabilities have not been provided, is approximately $500. At this time, determination of the amount of unrecognized tax liabilities is not practicable.

The following table summarizes the changes in the balance of gross unrecognized tax benefits for the years ended December 31, 2012 and 2011:

	December 31,
	2012	2011	2010
Gross unrecognized tax benefits as of beginning of the period	$840	$513	$231
Increases based on tax positions related to the current year	1,691	—	—
Increases related to tax positions from prior fiscal years	2,690	327	282
Decreases due to statute expiration	(71)	—	—
Settlements with tax authority	(319)	—	—
Total gross unrecognized tax benefits as of end of period	$4,831	$840	$513

All of the unrecognized tax benefits, if recognized, would impact our effective tax rate. The Company does not currently anticipate that the total amount of unrecognized tax benefits will significantly change within the next 12 months. We recognize interest and penalties related to uncertain tax positions tax benefits in income tax expense.  As of December 31, 2012, 2011 and 2010, total gross interest and penalties accrued was $424, $101, and $0 respectively.  In connection with our uncertain tax positions, we recognized interest expense in 2012, 2011 and 2010 of $323, $101, and $0, respectively.

All years are open for examination by federal, state and foreign taxing authorities. The Commonwealth of Massachusetts commenced an audit of our 2007 through 2010 income tax returns during the first quarter of 2011. We believe we have adequately reserved for all uncertain tax positions.

10. Commitments and Contingencies

Operating Leases

We lease our office and data center facilities under noncancelable leases that expire at various points between May 2013 and April 2025. We are also responsible for certain real estate taxes, utilities and maintenance costs on our office facilities. Rent expense was approximately $2,912, $1,746 and $1,070 for the years ended December 31, 2012, 2011, and 2010 respectively. Future minimum payments under non cancelable operating lease agreements as of December 31, 2012 are as follows:

2013	$3,125
2014	2,766
2015	2,660
2016	2,379
2017	1,575
Thereafter	6,238
Total	$18,743

Other Commitments

We have a content licensing agreement that as of December 31, 2012, obligates us to make future minimum payments of $5,612 in 2013. If this content licensing agreement is not renewed, it will expire in December 2013.

On April 3, 2012, we entered into a Products and Services Agreement with a technology provider. This agreement obligates us to make minimum future payments of $1,600 per year for the next three years.

We have two content delivery agreements that as of December 31, 2012, obligate us to make minimum future payments of $700 in 2013, $677 in 2014, and $56 in 2015.

We have up-front marketing agreements that as of December 31, 2012, obligate us to make minimum future payments of $17,932 for the first three quarters of 2013.

Legal Matters

We are involved in various legal proceedings, including but not limited to the matters described below that involve claims for substantial amounts of money or for other relief or that might necessitate changes to our business or operations.

In connection with our merger with priceline.com, we, along with our board, priceline.com, and Produce Merger Sub, a wholly-owned subsidiary of priceline.com were named as defendants in three complaints. Two claims were filed in the Delaware Court of Chancery and one claim was filed in the Judicial District of Stamford / Norwalk, Connecticut. All claims generally allege, among other things, that our board failed to adequately discharge its fiduciary duties to the holders of shares of our Class A common stock by failing to ensure they will receive maximum value for their shares, failing to conduct an appropriate sale process and agreeing to inappropriate provisions in the merger agreement that would dissuade or otherwise preclude the emergence of a superior offer. The claims also allege that we and priceline.com aided and abetted our board's breach of its fiduciary duties. The actions seek injunctive relief compelling the board to properly exercise its fiduciary duties to holders of shares of our Class A common stock, enjoining the consummation of the merger and declaring the merger agreement unlawful and unenforceable, among other things. All claims seek to recover costs and disbursements from the defendants, including reasonable attorneys' and experts fees. On January 16, 2013, the parties entered into a Memorandum of Understanding with the plaintiffs for each complaint described above to settle those lawsuits. The settlement is subject to executing a definitive stipulation of settlement and court approval following notice to our stockholders and consummation of the merger. If the settlement is approved, it will resolve and release all claims that were or could have been brought challenging any aspect of the merger, the merger agreement and any disclosure made in connection therewith, among other claims. The settlement will not have a material impact on the Company's results of operations or cash flows.

In April 2009, Parallel Networks, LLC filed a complaint against us for patent infringement in the U.S. District Court for the Eastern District of Texas. The complaint alleged, among other things, that our website technology infringes a patent owned by Parallel Networks purporting to cover a “Method And Apparatus For Client-Server Communication Using a Limited Capability Client Over A Low-Speed Communications Link” (U.S. Patent No. 6,446,111 B1) and sought injunctive relief, monetary damages, costs and attorneys' fees. The complaint was dismissed without prejudice in February 2010, but the plaintiff filed a new complaint against us on March 29, 2010 containing similar allegations. On January 12, 2012, the Court entered final judgment against some defendants, not including KAYAK, and stayed the case against KAYAK pending resolution of any appeal. On January 16, 2013, the Federal Circuit affirmed the district court's grant of summary judgment, however, final judgment on the appeal has not yet issued and Parallel still has a right to request a rehearing or to file a petition with the Supreme Court. Upon conclusion of that petition or if Parallel decides not to pursue the appeal any further, we expect Parallel to move to lift the stay against KAYAK in early-to-mid 2013. The Court will then set a new trial date and enter a new scheduling order. At this time we are unable to estimate any potential damages associated with this matter.

In addition, from time to time, we may become involved in legal proceedings arising in the ordinary course of our business. Such proceedings, even if not meritorious, could result in the expenditure of significant financial and managerial resources.  We have accrued for certain legal contingencies where it is probable that a loss has been incurred and the amount can be reasonably estimated.  Such amounts accrued are not material to our consolidated balance sheets, results of operations or cash flows

11. Redeemable Convertible Preferred Stock

As of December 31, 2011, we had authorized 26,876,384 shares of redeemable convertible preferred stock, and had designated six series as follows : 6,600,000 shares of Series A Redeemable Convertible Preferred Stock, 1,176,051 shares of Series A-1 Redeemable Convertible Preferred Stock, 4,989,308 shares of Series B Redeemable Convertible Preferred Stock, 2,138,275 shares of Series B-1 Redeemable Convertible Preferred Stock, 3,897,084 shares of Series C Redeemable Convertible Preferred Stock and 8,075,666 shares of Series D Redeemable Convertible Preferred Stock.

Upon the completion of our IPO on July 25, 2012, all of the outstanding shares of redeemable convertible preferred stock automatically converted into shares of Class B common stock.

Series A Preferred

In March and June 2004, we issued an aggregate of 6,600,000 shares of Series A Redeemable Convertible Preferred Stock, or Series A Preferred Stock, at $1.00 per share for gross proceeds of $6,600.

Series A-1 Preferred

In November 2004, we issued an aggregate of 825,000 shares of Series A-1 Redeemable Convertible Preferred Stock, or Series A-1 Preferred Stock, at $2.00 per share for gross proceeds of $1,650. The purchase price of the shares was subject to adjustment based on any dilution occurring as a result of any subsequent stock offering that occurred prior to February 1, 2006 at a price per share lower than $2.00. Consequently, in March 2005, an additional 351,051 shares were issued to Series A-1 holders to adjust the stock purchase price to $1.403 per share, the per-share price of the Series B Redeemable Convertible Preferred Stock.

Series B Preferred

In February 2005, we issued an aggregate 4,989,308 shares of Series B Redeemable Convertible Preferred Stock, or Series B Preferred Stock, at $1.403 per share for gross proceeds of $7,000.

Series B-1 Preferred

In April 2006, we issued an aggregate 2,138,275 shares of Series B-1 Redeemable Convertible Preferred Stock, or Series B-1 Preferred Stock, at $1.403 per share for gross proceeds of $3,000.

Series C Preferred

In May 2006, we issued an aggregate 3,855,180 shares of Series C Redeemable Convertible Preferred Stock, or Series C Preferred Stock, at $2.983 per share for gross proceeds of $11,500.

Series D Preferred

In December 2007, we issued an aggregate 8,008,842 shares of Series D Redeemable Convertible Preferred Stock, or Series D Preferred Stock, at $20.727 per share for gross proceeds of $166,000 and $278 in issuance costs.

A summary of the rights and preferences of the Series A, A-1, B, B-1, C and D Preferred Stock, as of December 31, 2012, are as follows:

Voting

Prior to our IPO, Series A, A-1, B, B-1, C and D Preferred stockholders are entitled to one vote per common share equivalent on all matters voted on by holders of common stock.

Dividends

Prior to our IPO, Series A, A-1, B, B-1, C and D Preferred stockholders were entitled to receive dividends that are paid on common stock of the Company equal to an amount of the largest number of whole shares of common stock into which the shares of preferred stock are convertible. In addition, holders of Series A, A-1, B, B-1, C and D Preferred Stock were entitled to receive, out of funds legally available, dividends at the rate of 6% per annum of the adjusted original issue price per share and are accumulated regardless if declared. Accumulated and unpaid dividends totaled $58,390 and $51,745 as of the date of the IPO, and December 31, 2011 respectively. Dividends were deemed payable upon a liquidation event, redemption or if declared by the Board of Directors. Upon the completion of our IPO, all accumulated dividends were reversed.

In April 2012, the Company executed an Election and Amendment Agreement with certain existing stockholders, or eligible holders, pursuant to which we granted certain eligible holders the right to purchase from us 352,178 shares of common stock at the IPO price of $26.00. We refer to these as the private placement purchase rights. The holders of these private placement purchase rights exercised 231,695 shares on August 1, 2012. These private placement purchase rights expired on August 1, 2012.

Pursuant to the Election and Amendment Agreement, since our IPO price was below $27.00 per share, we issued to the eligible holders additional shares of Class A common stock for no additional consideration pursuant to an automatic adjustment. As a result of the revision in the terms due to the Election and Amendment Agreement, we recognized a charge of $2,929 as a deemed dividend at the modification date. This charge impacted net income attributable to our common stockholders and basic net income per share attributable to common stockholders.

As a result of the completion of our IPO on July 25, 2012 all shares of outstanding redeemable convertible preferred stock converted into shares of Class B common stock.

Preferred Stock Warrants

In connection with the issuance of subordinated term loans in 2007, the lender received warrants to purchase 62,000 shares of Series D Preferred Stock at an exercise price of $20.73 per share. The warrants expire on the tenth anniversary of the loan closing date (December 2017). In connection with the transaction we recorded a separate warrant liability based on the estimated fair value at the issuance date by allocating proceeds first to the warrants and the remaining to the loans (the residual method). On July 20, 2012, the lender exercised this warrant on a cashless basis, based on a fair market value at the time of exercise of $33.18 per share.  As a result, we issued to the lender an aggregate 23,269 shares of our Series D Preferred Stock. These shares automatically converted to Class B common stock upon the closing of our IPO. Warrants are valued at each reporting period with changes recorded as other income (expense) in the statement of operations. The fair value of these warrants was $0 and $426 at December 31, 2012 and 2011 respectively, based on the following assumptions using the Black-Scholes model:

	December 31, 2012	December 31, 2011
Risk free interest rate	—	0.4%
Expected volatility	—	42.9%
Expected life (in years)	—	3
Dividend yield	—	—%

The mark-to-market gain (loss) on these warrants was $(346), $183, and $71 for the years ended December 31, 2012, 2011, and 2010 respectively.

In November 2006, under the terms of a loan and security agreement, we issued warrants for the purchase of 41,904 shares of Series C Preferred Stock. The warrants are exercisable at $2.983 per share and expire on November 22, 2016. On July 20, 2012, one of these lenders exercised on a cashless basis its warrant for 25,142, based on a fair market value at the time of exercise of $33.18 per share.  As a result, we issued to the lender an aggregate 22,881 shares of our Series C Preferred Stock. These shares automatically converted to Class B common stock upon the closing of our IPO. Additionally, upon the closing of our IPO, the unexercised warrants automatically converted into warrants to purchase shares of our Class B common stock.  In November, 2012 the remaining lender exercised on a cashless basis its warrant for 16,762, based on a fair market value of $34.68 per share. As a result, we issued to the lender an aggregate 15,320 shares of Class B common stock.

The fair value of these warrants was $0, and $724 as of December 31, 2012, and 2011 respectively, based on the following assumptions using the Black-Scholes model:

	December 31, 2012	December 31, 2011
Risk free interest rate	—	0.3%
Expected volatility	—	41.0%
Expected life (in years)	—	2
Dividend yield	—	—%

The mark-to-market loss on these warrants was $(567), $(98) and $(226) for the years ended December 31, 2012, 2011 and 2010.

12. Stockholders’ Equity

Common Stock

A summary of the rights and preferences of our Class A and Class B common stock as of December 31, 2012 are as follows:

Voting

Holders of our Class A common stock are entitled to one vote per share and holders of our Class B common stock are entitled to 10 votes per share on all matters on which such common stockholders are entitled to vote.

Dividends

Holders of our Class A and Class B common stock are eligible to receive dividends on common stock held when funds are available and as approved by the board of directors.

Liquidation Rights

In the event of liquidation, dissolution or winding up of the Company, a sale of all or substantially all of the Company’s assets, and certain mergers, common stockholders are entitled to receive all assets of the Company available for distribution, subject to the preferential rights of any outstanding shares of preferred stock.

13. Stock Options and Restricted Stock

The board of directors adopted the 2004 Stock Option Plan, or the 2004 Plan, the Third Amended and Restated 2005 Equity Incentive Plan, as amended, or the 2005 Plan, and the 2012 Equity Incentive Plan, or the 2012 Plan, which permits the issuance of equity awards including incentive and nonqualified stock options, restricted stock and restricted stock units to employees, directors and consultants. At December 31, 2012 and 2011, 616,279 shares and no shares, respectively, were available for issuance under our 2012 Plan. At December 31, 2012 and 2011, no shares and 159,946 shares, respectively, were available for issuance under our 2004 Plan and 2005 Plan.

Restricted Stock

The Company has issued shares of restricted common stock to employees, directors and consultants. There were no unvested shares of restricted stock outstanding at December 31, 2012 and 2011, respectively.

Restricted stock is subject to transfer restrictions and contains the same rights and privileges as unrestricted shares of common stock. Shares of restricted stock are presented as outstanding as of the date of issuance.

The following table summarizes the activity for our restricted stock:

	Number of Shares	Weighted- Average Grant Date Fair Value
Unvested at December 31, 2009	345	$1.40
Granted	54,986	11.29
Vested	(55,331)	11.23
Unvested at December 31, 2010	—	—
Granted	14,905	17.60
Vested	(14,905)	17.60
Unvested at December 31, 2011	—	$—

There were no restricted stock grants between January 1, 2012 and December 31, 2012.

Restricted Stock Units

On August 31, 2012, we issued an aggregate 33,655 restricted stock units to certain of our non-employee directors.  These restricted stock units vest quarterly over a two-year period and are settled 65% in shares and 35% in cash.  At the time of grant, the recipients of these awards were automatically vested with respect to an aggregate 11,779 of these shares.

On December 22, 2012, we issued an additional 4,373 restricted stock units to a non-employee director. The restricted stock units vest quarterly over a two-year period and are settled 65% in shares and 35% in cash.

Restricted stock units settled in cash are accounted for as liability awards and paid based on the fair market value of KAYAK stock on the date of vest. Restricted stock units settled in shares are accounted for as equity awards and expensed based on the fair market value on the date of grant.

The following table summarizes the activities for the unvested stock portion of our restricted stock unit grants for the year ended December 31, 2012:

	Shares Settled in Cash	Shares Settled in Shares	Weighted- Average Grant Date Fair Value
Unvested at December 31, 2011	—	—	$—
Granted	13,310	24,718	28.75
Vested	7,065	13,128	27.29
Forfeited/canceled	—	—	—
Unvested at December 31, 2012	6,245	11,590	$30.41
Expected to vest after December 31, 2012 (1)	5,303	9,855	$30.42
(1) Restricted stock units expected to vest reflect an estimated forfeiture rate.

The unrecognized compensation cost related to unvested restricted stock units to be settled in shares and to be settled in cash was $264 and $179 respectively as of December 31, 2012. These amounts are expected to be recognized over a weighted-average period of 0.7 years as of December 31, 2012. To the extent the actual forfeiture rate is different from what we have estimated, stock-based compensation related to these awards will be different from our expectations.

Stock Options

Stock options generally have terms of ten years. Stock options granted under the stock plans will typically vest 25% after the first year of service and ratably each month over the remaining 36-month period contingent upon employment with the Company on the date of vesting.

We utilize the Black-Scholes model to determine the fair value of stock options. Management is required to make certain assumptions with respect to selected model inputs, including anticipated changes in the underlying stock price (i.e., expected volatility) and option exercise activity (i.e., expected term). We base our expected volatility on the historical volatility of comparable publicly traded companies for a period that is equal to the expected term of the options. The expected term of options granted is derived using the “simplified” method as allowed under the provisions of the SEC’s Staff Accounting Bulletin No. 107 and represents the period of time that options granted are expected to be outstanding. The expected term for performance-based and non-employee awards is based on the period of time for which each award is expected to be outstanding, which is typically the remaining contractual term. The risk-free rate is based on the U.S. Treasury yield in effect at the time of the grant period for a period commensurate with the estimated expected life.

The following table summarizes stock option activity:

	Number of Shares	Weighted-Average Exercise Price	Aggregate Intrinsic Value(1)	Weighted-Average Remaining Contractual Term (in years)
Balance, December 31, 2011	9,086,586	$10.79	$86,590	7.3
Options granted (2)	2,465,500	$26.75
Exercised	(242,450)	$12.03
Canceled/forfeited	(630,800)	$20.21
Balance, December 31, 2012	10,678,836	$13.89	$275,899	6.9
Vested and exercisable as of December 31, 2012	6,347,735	$8.69	$196,939	5.7
Vested and exercisable as of December 31, 2012 and expected to vest thereafter (3)	9,911,468	$13.13	$263,559	6.8

(1)
The aggregate intrinsic value is calculated as the difference between the exercise price of the underlying award and the fair value of $39.72, and $20.14 of our common stock on December 31, 2012, and 2011.

(2)	Includes 254,500 shares granted to non-employees. The assumptions used to value these grants are similar to those used for grants made to employees with the exception of the expected term.

(3)	Stock options expected to vest reflect an estimated forfeiture rate.

The fair value of vested shares was $10,841, $10,885 and $5,770 during the years ended December 31, 2012, 2011 and 2010. The total intrinsic value of options exercised was $4,963 and $4,143 during the years ended December 31, 2012 and 2011.

The weighted-average fair value of options granted during the years ended December 31, 2012 and 2011 was $13.34 per share and $9.71 per share respectively, based on the Black-Scholes model. The following weighted-average assumptions were used for grants made to employees and do not include the assumptions for non-employee grants:

	December 31, 2012	December 31, 2011
Risk-free interest rate	0.9%	1.8%
Expected volatility	44.9%	43.8%
Expected life (in years)	6	6
Dividend yield	—%	—%

The following table summarizes information concerning outstanding and exercisable options as of December 31, 2012:

	Options Outstanding			Options Exercisable and Vested
Range of Exercise Prices	Number of Shares	Weighted Average Remaining Contractual Life (in Years)	Weighted- Average Exercise Price	Number of Shares	Weighted- Average Exercise Price
$ 1.00 - $ 2.98	1,134,443	2.3	$1.51	1,134,443	$1.51
$5.00	1,362,500	4.4	$5.00	1,362,500	$5.00
$7.50	1,698,443	6.5	$7.50	1,466,015	$7.50
$11.29 - $13.00	1,154,000	7.3	$12.62	818,263	$12.59
$14.82	1,881,140	7.8	$14.82	1,053,300	$14.82
$15.50 - $25.50	1,530,810	8.4	$21.13	513,214	$19.02
$26.00	1,300,000	9.6	$26.00	—	$—
$26.50 - $40.70	617,500	9.6	$29.93	—	$—
$ 1.00 - $40.70	10,678,836	6.9	$13.89	6,347,735	$8.69

Prior to the completion of our IPO, the fair value of the common stock was determined by the board of directors at each award grant date based on a variety of factors, including arm’s length sales of our capital stock (including redeemable convertible preferred stock), valuations of comparable public companies, our financial position and historical financial performance, the status of technological developments within our products, the composition and ability of the technology and management team, an evaluation of and benchmark to our competition, the current climate in the marketplace, the illiquid nature of the common stock, the effect of rights and preferences of preferred stockholders, and the prospects of a liquidity event, among others. Subsequent to the completion of our IPO, we utilize the closing price of our common stock on the date of grant to determine its fair value.

At December 31, 2012 and 2011, total unrecognized estimated compensation expense related to non-vested stock options granted prior to that date was approximately $43,295, and $38,250 respectively. This expense will be recognized on a straight-line basis over the weighted average remaining vesting period of 2.9 and 2.6 years as of December 31, 2012 and 2011 respectively.

14. Earnings per share

The following tables set forth the computation of basic and diluted earnings (loss) per share of common stock for the years ended December 31, 2012, 2011, and 2010 were as follows:

	Year Ended December 31,
	2012	2011	2010
Basic earnings (loss) per share:
Net income	$18,810	$9,703	$8,032
Redeemable convertible preferred stock dividends	(6,644)	(11,745)	(11,745)
Deemed dividend resulting from modification of redeemable convertible preferred stock (1)	(2,929)	—	—
Net income (loss) attributable to common stockholders—Basic	$9,237	$(2,042)	$(3,713)
Weighted average common shares outstanding	20,731,507	7,309,202	6,463,639
Basic earnings (loss) per share	$0.45	$(0.28)	$(0.57)

	Year Ended December 31,
	2012	2011	2010
Diluted earnings (loss) per share:
Net income (loss) attributable to common stockholders—Diluted	$18,810	$(2,042)	$(3,713)
Weighted average common shares outstanding	20,731,507	7,309,202	6,463,639
Options to purchase common stock	5,587,890	—	—
Redeemable convertible preferred stock (as converted basis)	15,139,084	—	—
Convertible preferred stock warrants (as converted basis)	37,997	—	—
Restricted Stock Units	8,777	—	—
Weighted average shares and potentially diluted shares	41,505,255	7,309,202	6,463,639
Diluted earnings (loss) per share	$0.45	$(0.28)	$(0.57)

(1)
Additional preferred stock per Election and Amendment Agreement as discussed in “- Note 11-Redeemable Convertible Preferred Stock." Shares calculated based on common stock fair value of $26.50 as of June 30, 2012.

The potentially dilutive securities that have been excluded from the calculation of diluted net income (loss) per common share because the effect is anti-dilutive is as follows:

	Year Ended December 31,
	2012	2011	2010
Redeemable convertible preferred stock (as converted basis)	—	26,767,656	26,767,656
Options to purchase common stock	2,419,934	9,086,586	9,288,901
Convertible preferred stock warrants (as converted basis)	—	103,904	103,904
Common stock subject to repurchase	—	—	192,783
	2,419,934	35,958,146	36,353,244

15. Fair Value Measurements

GAAP sets forth a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The three tiers are Level 1, defined as observable inputs such as quoted prices in active markets; Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

Our restricted stock units settled in cash are measured and recorded at fair value at the time of vesting. See “--Note 13-Stock Options and Restricted Stock” for further discussion of our restricted stock units.

Our preferred stock warrants are measured at fair value on a recurring basis. The preferred stock warrants are valued using the Black-Scholes model with the following assumptions: share price, exercise price, expected term, volatility, risk-free interest rate and dividend yield as described in “—Note 11—Redeemable Convertible Preferred Stock”.

Using the Black-Scholes model, the common stock put options were valued at $1,262 based on the following assumptions at December 31, 2010. As of December 31, 2012 and 2011 there were no outstanding put options. See “- Note 3 -Acquisitions” for further discussion of our swoodoo acquisition and the exercise of the put options.

December 31, 2010

Risk free interest rate	0.2%
Expected volatility	31.0%
Expected life (in years)	0.5
Dividend yield	—%

Using the Black-Scholes model, the common stock options issued to non-employees were valued at $1,012 based on the following weighted-average assumptions at December 31, 2012 and a fair market value of $39.72. As of December 31, 2012 there were 254,500 outstanding common stock options outstanding. See “- Note 13 - Stock Options and Restricted Stock” for further discussion of our stock option plans and activity.

December 31, 2012

Risk free interest rate	1.8%
Expected volatility	46.5%
Expected life (in years)	9.3
Dividend yield	—%

Changes in valuation during the years ended December 31, 2012, 2011 and 2010, were as follows:

	Level 3 Stock Put Options	Level 3 Warrant Instruments	Level 2 Non-Employee Common Stock Options
Balance, December 31, 2009	$—	$1,081
Fair value at issuance	4,208	—
Mark-to-market adjustment	(2,946)	154
Balance, December 31, 2010	1,262	1,235
Mark-to-market adjustment	(1,126)	(85)
Liquidation of put options	(136)	—
Balance, December 31, 2011	$—	1,150	$—
Mark-to-market adjustment		912	1,012
Warrant exercise		(2,062)	$—
Balance, December 31, 2012		$—	$1,012

Mark-to-market adjustments related to warrant instruments are included in other income (expense). Mark-to-market adjustments related to common stock options granted to non-employees are included in other general and administrative expenses.

16. Employee Benefit Plan

In June 2004, the Company established a defined contribution savings plan under Section 401(k) of the Internal Revenue Code. This plan covers substantially all employees who meet minimum age and service requirements and allows participants to defer a portion of their annual compensation on a pre-tax basis, subject to legal limitations. Company contributions to the plan may be made at the discretion of the Board of Directors. In March 2011, the Company implemented a program that matched a portion of employee 401(k) contributions. For the years ended December 31, 2012 and 2011, the company contributed $1,247 and $399 to the plan, respectively.

17. Related Party Transactions

In March 2010, we sold TravelPost, a website that was acquired in 2007, to a corporation affiliated with certain members of our board of directors. In return, we received 800,000 shares of common stock in the new company and $3,600 in cash. We recorded a gain on the sale of $459 which is included in other income (expense), net. In addition we entered into a commercial agreement pursuant to which we granted the new company a three-year license to reproduce and publicly display hotel reviews and hotel related information in exchange for a monthly license fee of $50 for the term of the license. In May 2011, the commercial agreement was amended to lower the monthly license fee to $10 in exchange for 1,000,000 shares of Series A Preferred Stock in TravelPost. No value was attributed to the stock.

18. Information about Geographic Areas

Revenues by geography are based on the country in which our websites are located. For example, KAYAK.com is in the United States, while KAYAK.de.com and swoodoo.com are in Germany. We allocate revenues based on the website’s proportional revenue-generating activity (generally, volume of queries and clicks relative to the whole). Long-lived assets are allocated based on the location of the corporate entity to which they relate.

	Years Ended December 31,
	2012	2011	2010
Revenues
United States	$232,091	$184,445	$154,682
Germany	27,852	24,002	8,231
Rest of the world	32,780	16,087	7,785
Total revenues	$292,723	$224,534	$170,698

	As of December 31,
	2012	2011
Long-lived assets
United States	$145,665	$149,254
Germany	19,226	20,205
Rest of the world	10,418	9,376
Total long-lived assets	$175,309	$178,835

19. Subsequent Events

On March 4, 2013, KAYAK stockholders voted to approve the adoption of the previously announced Agreement and Plan of Merger between KAYAK, priceline.com and Produce Merger Sub Inc., a wholly owned subsidiary of priceline.com. Approximately 96% of the total voting power of KAYAK's outstanding shares of Class A common stock and Class B common stock as of the January 24, 2012, the record date for the special meeting of stockholders, were voted in favor of the adoption of the Agreement and Plan of Merger.

On March 13, 2013, the UK Office of Fair Trading (“OFT”) announced that that the administrative deadline for the OFT's review of the merger of KAYAK with priceline.com is expected to be in May 2013. The closing of the merger will take place once the remaining conditions to closing (including the receipt of all required regulatory approvals) have been satisfied.

SCHEDULE II—CONSOLIDATED VALUATION AND QUALIFYING ACCOUNTS
(In thousands)

	Balance at Beginning of Period	Additions Charged to Expense	Deductions	Balance at End of Period
Allowance for doubtful accounts
Year Ended December 31, 2012	$3,581	$137	$(810)	$2,908
Year Ended December 31, 2011	1,804	1,911	(134)	3,581
Year Ended December 31, 2010	966	1,475	(637)	1,804

Allowance for deferred tax asset
Year Ended December 31, 2012	$1,627	$1,189	$(1,627)	$1,189
Year Ended December 31, 2011	1,617	10	—	1,627
Year Ended December 31, 2010	—	1,617	—	1,617

KAYAK Software Corporation and Subsidiaries Consolidated Balance Sheets (unaudited) (In thousands, except share and per share amounts)
	March 31,	December 31,
	2013	2012
Assets
Current assets
Cash and cash equivalents	$181,321	$183,169
Marketable securities	1,985	6,612
Accounts receivable, net of allowance for doubtful accounts of $2,771 and $2,908 at March 31, 2013 and December 31, 2012, respectively	54,687	42,078
Deferred tax asset	1,927	1,927
Prepaid expenses and other current assets	7,130	3,831
Total current assets	247,050	237,617
Property and equipment, net	6,687	6,903
Intangible assets, net	11,415	12,418
Goodwill	155,527	155,988
Deferred tax asset	13,655	12,636
Other assets	1,362	1,483
Total assets	$435,696	$427,045
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$9,540	$10,365
Accrued expenses and other current liabilities	23,924	24,141
Total current liabilities	33,464	34,506
Deferred tax liability	3,299	3,534
Other long-term liabilities	5,402	4,570
Total liabilities	42,165	42,610
Redeemable convertible preferred stock
Commitments and contingencies (Note 10)
Stockholders’ equity
Preferred Stock, $0.001 par value; 5,000,000 shares authorized and no shares issued and outstanding as of March 31, 2013 and December 31, 2012, respectively.	—	—
Class A Common Stock, $0.001 par value; 150,000,000 shares authorized and 9,733,552 shares issued and outstanding and 4,823,373 shares issued and outstanding as of March 31, 2013 and at December 31, 2012, respectively.	10	5
Class B Common Stock, $0.001 par value; 50,000,000 shares authorized and 29,239,666 issued and outstanding and 33,851,525 shares issued and outstanding as of March 31, 2013 and at December 31, 2012, respectively.	29	34
Additional paid-in capital	381,044	373,023
Other comprehensive loss	(1,510)	(458)
Accumulated earnings	13,958	11,831
Total stockholders’ equity	393,531	384,435
Total liabilities and stockholders’ equity	$435,696	$427,045
 See notes to consolidated financial statements

KAYAK Software Corporation and Subsidiaries

Consolidated Statements of Operations
(unaudited)
(In thousands, except share and per share amounts)

	Three Months Ended March 31,
	2013	2012
Revenues	$82,307	$73,338
Cost of revenues (excludes depreciation and amortization)	5,491	5,185
Selling, general and administrative expenses:
Marketing	48,723	41,249
Personnel	15,112	11,913
Other general and administrative expenses	5,154	4,832
Total selling, general and administrative expenses (excludes depreciation and amortization)	68,989	57,994
Depreciation and amortization	1,592	2,050
Income from operations	6,235	8,109
Other income (expense)
Interest income	71	21
Other expense	(253)	(196)
Total other expense	(182)	(175)
Income before taxes	6,053	7,934
Income tax expense	3,926	3,789
Net income	2,127	4,145
Redeemable convertible preferred stock dividends	—	(2,936)
Net income attributed to common stockholders	$2,127	$1,209
Net income per common share
Basic	$0.05	$0.17
Diluted	$0.05	$0.11
Weighted average common shares
Basic	38,813,838	7,037,280
Diluted	45,313,143	37,331,889

.
See notes to consolidated financial statements

KAYAK Software Corporation and Subsidiaries

Consolidated Statements of Comprehensive Income (Loss)
(unaudited)
(In thousands)

	Three Months Ended March 31,
	2013	2012
Net Income	$2,127	$4,145
Other comprehensive income (loss), net of tax
Foreign currency translation adjustments	(1,052)	1,154
Other comprehensive income (loss)	(1,052)	1,154
Total comprehensive income	$1,075	$5,299

See notes to consolidated financial statements

KAYAK Software Corporation and Subsidiaries

Consolidated Statements of Changes in Stockholders’ Equity
(unaudited)
(In thousands, except share amounts)

	Class A Common Stock		Class B Common Stock		Additional Paid-In Capital	Other Comprehensive Loss	Accumulated Equity	Total Stock-holders’ Equity
	Shares	Amount	Shares	Amount
Balance, December 31, 2012	4,823,373	$5	33,851,525	$34	$373,023	$(458)	$11,831	$384,435
Stock-based compensation expense	—	—	—	—	4,932	—	—	$4,932
Issuance of common stock upon exercise of stock options and warrants	3,091	—	295,229	—	2,268	—	—	$2,268
Conversion of Class B common stock to Class A common stock	4,907,088	5	(4,907,088)	(5)	—	—	—	$—
Excess tax benefits from stock-based compensation	—	—	—	—	821	—	—	$821
Other comprehensive loss	—	—	—	—	—	(1,052)	—	$(1,052)
Net income	—	—	—	—	—	—	2,127	$2,127
Balance, March 31, 2013	9,733,552	$10	29,239,666	$29	$381,044	$(1,510)	$13,958	$393,531

See notes to consolidated financial statements

KAYAK Software Corporation and Subsidiaries Consolidated Statements of Cash Flows (unaudited) (In thousands)
	Three Months Ended March 31,
	2013	2012
Cash flows from operating activities
Net income	$2,127	$4,145
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	1,592	2,050
Stock-based compensation expense	4,932	2,998
Excess tax benefits from exercise of stock options	(821)	—
Deferred taxes	(1,151)	(878)
Mark to market adjustments	—	(21)
Changes in assets and liabilities, net of effect of acquisitions:
Accounts receivable	(13,046)	(16,577)
Prepaid expenses and other current assets	(2,955)	590
Accounts payable	(717)	3,537
Accrued liabilities and other liabilities	1,530	1,662
Net cash from operating activities	(8,509)	(2,494)
Cash flows from investing activities
Capital expenditures	(783)	(500)
Purchase of marketable securities	—	(3,329)
Maturities of marketable securities	4,591	5,951
Net cash from investing activities	3,808	2,122
Cash flows from (used in) financing activities
Proceeds from exercise of stock options	723	186
Expenses related to the initial public offering	—	(47)
Tax benefits realized from exercise of stock options	821	—
Repayment of Shareholder Loans	1,544	—
Net cash from financing activities	3,088	139
Effect of exchange rate changes on cash and cash equivalents	(235)	491
Increase (decrease) in cash and cash equivalents	(1,848)	258
Cash and cash equivalents, beginning of period	183,169	35,127
Cash and cash equivalents, end of period	$181,321	$35,385
Supplemental disclosures of cash flow information
Cash paid during the period for:
Income taxes	$9,180	$5,534
See notes to consolidated financial statements

KAYAK Software Corporation and Subsidiaries

Notes to Consolidated Financial Statements
(unaudited)
(In thousands, except share and per share amounts)

1. Organization

KAYAK Software Corporation was incorporated in Delaware on January 14, 2004 under the name of Travel Search Company, Inc. On August 17, 2004, we officially changed our name to KAYAK Software Corporation, or KAYAK. We operate KAYAK.com and other travel websites and mobile applications that allow people to search for rates and availability for airline tickets, hotel rooms, rental cars, and other travel-related services across hundreds of websites and provide choices on where to book. As used in this report, the terms “we,” “us,” “our,” “KAYAK” and the “Company” mean KAYAK Software Corporation and its subsidiaries, unless the context indicates another meaning.

On July 25, 2012, we completed our initial public offering, or IPO, in which we issued and sold 4,025,000 shares of Class A common stock at an offering price of $26.00 per share. We received net proceeds of $94,213 after deducting underwriting discounts and commissions and issuance costs of approximately $4,112. In connection with our IPO, we also entered into private placement transactions with existing stockholders pursuant to which we issued and sold 231,695 shares of our Class A common stock at a price of $26.00 per share and issued 308,032 shares of our Class A common stock for no consideration.

On November 8, 2012, we entered into an Agreement and Plan of Merger, or Merger Agreement, to be acquired by priceline.com Incorporated (NASDAQ: PCLN), or priceline.com.  Under the terms of the Merger Agreement, KAYAK will merge with and into a wholly owned subsidiary of priceline.com.

At the effective time of the merger, each share of KAYAK Class A and Class B common stock issued and outstanding immediately prior to the effective time will, at the election of the holder and subject to proration as set forth in the Merger Agreement, be converted into the right to receive either (i) $40.00 per share of KAYAK Class A and Class B common stock or (ii) a fraction of a share of priceline.com common stock.  The number of shares of priceline.com common stock issued in consideration for the Class A and Class B common stock will be based upon a formula as set forth in the Merger Agreement.

The merger was unanimously approved by the respective Boards of Directors of KAYAK and priceline.com and the Board of Directors of KAYAK recommended that KAYAK’s stockholders approve the proposed transaction.

On March 4, 2013, KAYAK stockholders voted to approve the adoption of the Merger Agreement. Approximately 96% of the total voting power of KAYAK's outstanding shares of Class A common stock and Class B common stock as of January 24, 2012, the record date for the special meeting of stockholders, were voted in favor of the adoption of the Merger Agreement.

On May 9, 2013, the UK Office of Fair Trading announced that it had cleared the merger of KAYAK with priceline.com.  The closing date of the proposed merger has been scheduled for May 21, 2013 subject to the remaining conditions to closing being satisfied.

The Merger Agreement contains certain termination rights for both KAYAK and priceline.com and further provides that, upon termination of the Merger Agreement under certain circumstances, KAYAK may be obligated to pay priceline.com a termination fee of $52,700.

2. Summary of Significant Accounting Policies

Significant Estimates and Judgments

The preparation of financial statements in conformity with Generally Accepted Accounting Principles, or GAAP, in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Significant estimates relied upon in preparing these financial statements include the provision for uncollectible accounts, estimates used to determine the fair value of our common stock, preferred stock, stock-based compensation and preferred stock warrants, recoverability of our net deferred tax assets and the fair value of long lived assets and goodwill. Changes in estimates are recorded in the period in which they become known. We base estimates on historical experience and various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ from our estimates.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, and have been prepared in accordance with accounting principles generally accepted in the United States of America, or GAAP. Operating results of acquired businesses are included in the consolidated statements of operations from the date of acquisition. All intercompany accounts and transactions have been eliminated. We have reclassified certain prior period amounts to conform to our current period presentation.

The interim financial statements and footnotes are unaudited. In the opinion of our management, these statements include all adjustments, which are of a normal recurring nature, necessary to present a fair statement of the Company’s results of operations, financial position and cash flows. Interim results are not necessarily indicative of financial results for a full year. The interim information included in this Form 10-Q should be read in conjunction with the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2012.

Foreign Currency Translation

Assets and liabilities for our international operations are translated to U.S. dollars at current exchange rates in effect at the balance sheet date. Income and expense accounts are translated at average exchange rates in effect during the year. Resulting translation adjustments are recorded as a separate component of accumulated other comprehensive income.

Segments

We have one operating segment for financial reporting purposes: travel search.

Revenue Recognition

KAYAK’s services are free for travelers. We earn revenues by sending referrals to travel suppliers and online travel agents, (OTAs) after a traveler selects a specific itinerary (distribution revenues), and through advertising placements on our websites and mobile applications (advertising revenues).

We recognize distribution revenues upon completion of the referral. Provided that our fees are fixed and determinable, there is persuasive evidence of an arrangement and collection is reasonably assured. Advertising revenues are recognized when a traveler clicks on an advertisement that a customer has placed on our website or mobile application or when we display an advertisement.

Distribution Revenues

We earn distribution revenues by sending qualified leads to travel suppliers and OTAs and by facilitating bookings directly through our websites and mobile applications. After a traveler has entered a query on our website, reviewed the results, and decided upon a specific itinerary, we send the user directly into the travel supplier's or OTA's purchase process to complete the transaction. In many cases, users may now complete bookings with the travel supplier or OTA without leaving our websites and mobile applications. Travel suppliers and OTAs have the flexibility to pay us either when these qualified leads click on a query result at a set cost per click, or CPC basis, or when they purchase a travel product either through us or on the travel supplier or OTA website which we refer to as a cost per acquisition, or CPA, basis. We separately negotiate and enter into our distribution agreements, and these agreements set forth the payment terms for the applicable travel supplier or OTA.

Advertising Revenues

Advertising revenues primarily come from payments for compare units, text-based sponsored links and display advertisements. A “compare unit” is an advertising placement that, if selected by a KAYAK user, launches the advertiser’s website and initiates a query based on the same travel parameters provided on the KAYAK website. The major types of advertisers on our websites consist of OTAs, third party sponsored link providers, hotels, airlines and vacation package providers. Generally, our advertisers pay us on a CPC basis, which means advertisers pay us only when someone clicks on one of their advertisements, or on a cost per thousand impression basis, or CPM. Paying on a CPM basis means that advertisers pay us based on the number of times their advertisements appear on our websites or mobile applications.

Concentrations of Credit Risk

Financial instruments that subject us to significant concentrations of credit risk consist primarily of cash, cash equivalents, marketable securities and accounts receivable. Our cash and cash equivalents and marketable securities are primarily held in one financial institution that we believe to be of high credit quality.

Three significant customers accounted for the following percentages of total revenues:

	Three Months Ended March 31,
	2013	2012
Customer A	21%	22%
Customer B	14%	10%
Customer C	7%	11%

Amounts due from these significant customers were:

	March 31,	December 31,
	2013	2012
Customer A	$9,203	$5,485
Customer B	7,545	3,152
Customer C	5,310	3,813

We believe significant customer amounts outstanding at March 31, 2013 and December 31, 2012 are collectible.

Cost of Revenues

Cost of revenues consists primarily of expenses incurred related to airfare query costs, data center costs and related bandwidth charges. All costs of revenues are expensed as incurred.

Marketing

Marketing expenses are comprised primarily of costs of search engine and other digital marketing, brand advertising, affiliate referral fees, and public relations. All marketing costs are expensed as incurred.

Stock-Based Compensation

We estimate the value of stock option awards on the date of grant using the Black-Scholes option-pricing model (the Black-Scholes model). The determination of the fair value of stock option awards on the date of grant is affected by our stock price as well as assumptions regarding a number of complex and subjective variables. These variables include our expected stock price volatility over the term of the awards, expected term, risk-free interest rate, expected dividends and expected forfeiture rates. The forfeiture rate is estimated using historical option cancellation information, adjusted for anticipated changes in exercise and employment termination behavior. Outstanding awards do not contain market or performance conditions and therefore, we recognize stock-based compensation expense on a straight-line basis over the requisite service period.

We account for stock options issued to non-employees in accordance with the guidance for equity-based payments to non-employees. Stock option awards to non-employees are accounted for at fair value using the Black-Scholes option-pricing model. Our management believes that the fair value of stock options is more reliably measured than the fair value of the services received. The fair value of the unvested portion of the options granted to non-employees is re-measured each period. The resulting increase or decrease in value, if any, is recognized during the period the related services are rendered. The fair value of each non-employee stock-based compensation award is re-measured each period until a commitment date is reached, which is generally the vesting date.

We also award restricted stock units to certain of our non-employee board members. At the time of vesting these awards are settled 65% in shares and 35% in cash. Awards settled in shares are accounted for based on the fair market value at the time of grant while awards settled in cash are accounted for based on the fair market value at the time of vesting.

Fair Value of Financial Instruments

The carrying amounts of our cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities, approximate fair value because of their short maturities.

Cash Equivalents and Marketable Securities

Cash equivalents include all highly liquid investments maturing within 90 days from the date of purchase.

Marketable securities are classified as held-to-maturity as we have the intent and ability to hold these investments to maturity. Marketable securities are reported at amortized cost. Cash equivalents and marketable securities are invested in instruments we believe to be of high-quality, primarily money market funds, U.S. Government obligations, state and municipality obligations and corporate bonds with remaining contractual maturities of less than one year.

Accounts Receivable and Allowance for Doubtful Accounts

We review accounts receivable on a regular basis and estimate an amount of losses for uncollectible accounts based on our historical collections experience, age of the receivable and knowledge of the customer. We record changes in our estimate to the allowance for doubtful accounts through bad debt expense and relieve the allowance when accounts are ultimately collected or determined to be uncollectible.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation of property and equipment is computed on a straight-line basis over the estimated useful lives of the assets or, when applicable, the life of the lease, whichever is shorter.

Software and Website Development Costs

Certain costs to develop internal use computer software are capitalized provided these costs are expected to be recoverable. These costs are included in property and equipment and are amortized over three years beginning when the asset is substantially ready for use. Costs incurred during the preliminary project stage, as well as maintenance and training costs were expensed as incurred. We capitalized $101 and $222 of software development costs and amortized $280 and $260 in the three months ended March 31, 2013 and March 31, 2012, respectively.

Impairment of Long-Lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. When such events occur, we compare the carrying amounts of the assets to their undiscounted expected future cash flows. If this comparison indicates that there is impairment, the amount of the impairment is calculated as the difference between the carrying value and fair value.

Goodwill

Goodwill represents the excess of the cost of acquired business over the fair value of the assets acquired at the date of acquisition. Goodwill is tested for impairment at least annually and whenever events or changes in circumstances indicate that goodwill may be impaired. Goodwill is not deductible for tax purposes.

We assess goodwill for possible impairment using a two-step process. The first step identifies if there is potential goodwill impairment. If step one indicates that an impairment may exist, a second step is performed to measure the amount of the goodwill impairment, if any. Goodwill impairment exists when the estimated fair value of goodwill is less than its carrying value. If impairment exists, the carrying value of the goodwill is reduced to fair value through an impairment charge in our consolidated statements of operations.

For purposes of goodwill impairment testing, we estimate the fair value of the Company using generally accepted valuation methodologies, including market and income based approaches, and relevant data available through and as of the testing date. The market approach is a valuation method in which fair value is estimated based on observed prices in actual transactions and on asking prices for similar assets. Under the market approach, the valuation process is essentially that of comparison and correlation between the subject asset and other similar assets. The income approach is a method in which fair value is estimated based on the cash flows that an asset could be expected to generate over its useful life, including residual value cash flows. These cash flows are then discounted to their present value using a rate of return that accounts for the relative risk of not realizing the estimated annual cash flows and for the time value of money.

Accumulated Other Comprehensive Income

Accumulated other comprehensive income consists of foreign currency translation adjustments. The financial statements of non-U.S. entities are translated from their functional currencies into U.S. dollars. Assets and liabilities are translated at period end rates of exchange and revenue and expenses are translated using average rates of exchange. The resulting gain or loss is included in accumulated other comprehensive income on the consolidated balance sheet.

Income Taxes

We record income taxes under the liability method. Interest and penalties related to income tax liabilities, if any, are included in income tax expense. Deferred tax assets and liabilities reflect our estimation of the future tax consequences of temporary differences between the carrying amounts of assets and liabilities for book and tax purposes. We determine deferred income taxes based on the differences in accounting methods and timing between financial statement and income tax reporting. Accordingly, we determine the deferred tax asset or liability for each temporary difference based on the enacted tax rates expected to be in effect when we realize the underlying items of income and expense. We consider many factors when assessing the likelihood of future realization of our deferred tax assets, including our recent earnings experience by jurisdiction, expectations of future taxable income, and the carryforward periods available to us for tax reporting purposes, as well as other relevant factors. We may establish a valuation allowance to reduce deferred tax assets to the amount we believe is more likely than not to be realized. Due to inherent complexities arising from the nature of our businesses, future changes in income tax law, tax sharing agreements or variances between our actual and anticipated operating results, we make certain judgments and estimates. Therefore, actual income taxes could materially vary from these estimates.

We follow authoritative guidance for uncertainty in income taxes, which requires that we recognize a tax benefit from an uncertain position only if it is more likely than not that the position is sustainable, based solely on its technical merits and consideration of the relevant taxing authority’s widely understood administrative practices and precedents. If this threshold is met, we measure the tax benefit as the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement. Penalties and interest on uncertain tax positions are included in income tax expense.

Recent Accounting Pronouncements

In February 2013, the Financial Accounting Standards Board issued accounting guidance which requires entities to provide additional information about items reclassified out of accumulated other comprehensive income ("AOCI"). Changes in AOCI balances by component, both before tax and after tax, must be disclosed and significant items reclassified out of AOCI by component must be reported either on the face of the income statement or in a separate footnote to the financial statements. The accounting guidance is effective for public companies for fiscal years, and interim periods within those years, beginning after December 15, 2013. There were no reclassifications out of AOCI for the three months ended March 31, 2013 and 2012.

3. Marketable Securities

The following tables summarize the investments in marketable securities all of which are classified as held to maturity:

	March 31, 2013		December 31, 2012
	Amortized Cost	Level 1(1) Fair Value	Amortized Cost	Level 1(1) Fair Value
Commercial paper	—	—	900	900
Corporate debentures/bonds	1,985	1,984	5,712	5,712
Marketable securities	$1,985	$1,984	$6,612	$6,612

(1)	Level 1 fair values are defined as observable inputs such as quoted prices in active markets.

4. Property and Equipment

Property and equipment consisted of the following:

	Estimated Life	March 31,	December 31,
		2013	2012
Website development	3 years	$3,374	$6,647
Computer equipment	3 years	4,999	5,340
Leasehold improvements	Life of lease	2,487	2,470
Furniture and fixtures	5 years	1,055	1,084
Software	3 years	608	318
Vehicles	5 years	109	109
Office equipment	5 years	35	46
Construction in progress	N/A	167	1,240
Property and equipment		12,834	17,254
Accumulated depreciation		(6,147)	(10,351)
Property and equipment, net		$6,687	$6,903

Depreciation expense was $937 and $635 for the three months ended March 31, 2013 and 2012, respectively.

5. Intangible Assets

The following tables detail our intangible asset balances by major asset class:

	March 31, 2013			December 31, 2012
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Intangible asset class
Domain and trade names	$33,496	$(27,297)	$6,199	$33,742	$(27,143)	$6,599
Customer relationships	10,799	(5,606)	5,193	11,041	(5,422)	5,619
Technology	4,153	(4,153)	—	4,173	(4,092)	81
Non-compete agreements	972	(949)	23	1,002	(883)	119
Intangible assets, net	$49,420	$(38,005)	$11,415	$49,958	$(37,540)	$12,418

Amortization expense was $655 and $1,415 for the three months ended March 31, 2013, and March 31, 2012, respectively. Intangible assets are amortized on a straight-line basis over their estimated economic lives. We believe that the straight-line method of amortization reflects an appropriate allocation of the cost of the intangible assets to earnings in proportion to the amount of economic benefits obtained.

6. Goodwill

Changes in the carrying amount of goodwill for the year ended December 31, 2012 and three months ended March 31, 2013 were as follows:

Balance, December 31, 2012	$155,988
Foreign currency translation	(461)
Balance, March 31, 2013	$155,527

7. Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following:

	March 31, 2013	December 31, 2012
Accrued marketing	$11,480	$7,527
Accrued search fees	2,254	1,529
Accrued bonus	2,059	1,080
Accrued vacation	1,555	1,264
Accrued professional fees	1,175	1,651
Income taxes payable	579	6,346
Other accrued expenses	4,822	4,744
Accrued expenses and other current liabilities	$23,924	$24,141

8. Income Taxes

Our effective tax rates were 64.9% and 47.8% for the three months ended March 31, 2013 and 2012, respectively. The effective tax rate for the three months ended March 31, 2013 was higher than the statutory rate due to state taxes and losses in Europe for which no benefit was recognized, partially offset by federal and state research credits. The effective tax rate for the three months ended March 31, 2012 was higher than the statutory rate primarily due to state taxes, losses in Europe for which no benefit was recognized and disallowed stock compensation expense for incentive stock options.

9. Commitments and Contingencies

Operating Leases

We lease our office and data center facilities under noncancelable leases that expire at various points between May 2013 and April 2025. We are also responsible for certain real estate taxes, utilities and maintenance costs on our office facilities. Rent expense was approximately $898 and $535 for the three months ended March 31, 2013 and 2012, respectively.

Other Commitments

We have up-front marketing agreements that as of March 31, 2013, obligate us to make minimum future payments of $10,997 for the remainder of 2013.

We have a content licensing agreement that as of March 31, 2013, obligates us to make minimum future payments of $4,335 for the remainder of 2013. If not renewed, this agreement expires in December 2013.

On April 3, 2012, we entered into a Products and Services Agreement with a technology provider. This agreement obligates us to make minimum future payments of $1,600 per year for the next two years. As of March 31, 2013, our remaining obligation for 2013 is $1,200.

We have two content delivery agreements that as of March 31, 2013, obligate us to make minimum future payments of $531 for the remainder of 2013, $677 in 2014, and $56 in 2015.

 Legal Matters

We are involved in various legal proceedings, including but not limited to the matters described below that involve claims for substantial amounts of money or for other relief or that might necessitate changes to our business or operations.

In connection with our merger with priceline.com, we, along with our board, priceline.com, and Produce Merger Sub, a wholly-owned subsidiary of priceline.com were named as defendants in three complaints. Two claims were filed in the Delaware Court of Chancery and one claim was filed in the Judicial District of Stamford / Norwalk, Connecticut. All claims generally allege, among other things, that our board failed to adequately discharge its fiduciary duties to the holders of shares of our Class A common stock by failing to ensure they will receive maximum value for their shares, failing to conduct an appropriate sale process and agreeing to inappropriate provisions in the merger agreement that would dissuade or otherwise preclude the emergence of a superior offer. The claims also allege that we and priceline.com aided and abetted our board's breach of its fiduciary duties. The actions seek injunctive relief compelling the board to properly exercise its fiduciary duties to holders of shares of our Class A common stock, enjoining the consummation of the merger and declaring the merger agreement unlawful and unenforceable, among other things. All claims seek to recover costs and disbursements from the defendants, including reasonable attorneys' and experts fees. On January 16, 2013, the parties entered into a Memorandum of Understanding with the plaintiffs for each complaint described above to settle those lawsuits. The settlement is subject to executing a definitive stipulation of settlement and court approval following notice to our stockholders and consummation of the merger. If the settlement is approved, it will resolve and release all claims that were or could have been brought challenging any aspect of the merger, the merger agreement and any disclosure made in connection therewith, among other claims. The settlement will not have a material impact on the Company's consolidated results of operations or cash flows.

In addition, from time to time, we may become involved in legal proceedings arising in the ordinary course of our business. Such proceedings, even if not meritorious, could result in the expenditure of significant financial and managerial resources.  We have accrued for certain legal contingencies where it is probable that a loss has been incurred and the amount can be reasonably estimated.  Such amounts accrued are not material to our consolidated balance sheets, results of operations or cash flows

10. Redeemable Convertible Preferred Stock

As of December 31, 2011, we had authorized 26,876,384 shares of redeemable convertible preferred stock, and had designated six series as follows: 6,600,000 shares of Series A Redeemable Convertible Preferred Stock, 1,176,051 shares of Series A-1 Redeemable Convertible Preferred Stock, 4,989,308 shares of Series B Redeemable Convertible Preferred Stock, 2,138,275 shares of Series B-1 Redeemable Convertible Preferred Stock, 3,897,084 shares of Series C Redeemable Convertible Preferred Stock and 8,075,666 shares of Series D Redeemable Convertible Preferred Stock.

Upon the completion of our IPO on July 25, 2012, all of the outstanding shares of redeemable convertible preferred stock automatically converted into shares of Class B common stock.

Dividends

Prior to our IPO, Series A, A-1, B, B-1, C and D Preferred stockholders were entitled to receive dividends that are paid on common stock of the Company equal to an amount of the largest number of whole shares of common stock into which the shares of preferred stock are convertible. In addition, holders of Series A, A-1, B, B-1, C and D Preferred Stock were entitled to receive, out of funds legally available, dividends at the rate of 6% per annum of the adjusted original issue price per share and are accumulated regardless if declared. Accumulated and unpaid dividends totaled $58,390 and $51,745 as of the date of the IPO, and December 31, 2011 respectively. Dividends were deemed payable upon a liquidation event, redemption or if declared by the Board of Directors. Upon the completion of our IPO, all accumulated dividends were reversed.

In April 2012, the Company executed an Election and Amendment Agreement with certain existing stockholders, or eligible holders, pursuant to which we granted certain eligible holders the right to purchase from us 352,178 shares of common stock at the IPO price of $26.00. We refer to these as the private placement purchase rights. The holders of these private placement purchase rights exercised 231,695 shares on August 1, 2012. These private placement purchase rights expired on August 1, 2012.

Pursuant to the Election and Amendment Agreement, since our IPO price was below $27.00 per share, we issued to the eligible holders additional shares of Class A common stock for no additional consideration pursuant to an automatic adjustment. As a result of the revision in the terms due to the Election and Amendment Agreement, we recognized a charge of $2,929 as a deemed dividend at the modification date. This charge impacted 2012 annual net income (loss) attributable to our common stockholders and basic net income (loss) per share attributable to common stockholders.

11. Stockholders’ Equity

Common Stock

A summary of the rights and preferences of our Class A and Class B common stock as of March 31, 2013 are as follows:

Voting

Holders of our Class A common stock are entitled to one vote per share and holders of our Class B common stock are entitled to 10 votes per share on all matters on which such common stockholders are entitled to vote.

Dividends

Holders of our Class A and Class B common stock are eligible to receive dividends on common stock held when funds are available and as approved by the board of directors.

Liquidation Rights

In the event of liquidation, dissolution or winding up of the Company, a sale of all or substantially all of the Company’s assets, and certain mergers, common stockholders are entitled to receive all assets of the Company available for distribution.

12. Stock Options and Restricted Stock

The board of directors adopted the 2004 Stock Option Plan, or the 2004 Plan, the Third Amended and Restated 2005 Equity Incentive Plan, as amended or the 2005 Plan, and the 2012 Equity Incentive Plan, or the 2012 Plan, which permits the issuance of equity awards including incentive and nonqualified stock options, restricted stock and restricted stock units to employees, directors and consultants. At March 31, 2013 and December 31, 2012, 2,296,953 shares and 616,279 shares, respectively, were available for issuance under our 2012 Plan. At March 31, 2013 and December 31, 2012, no shares were available for issuance under our 2004 Plan and 2005 Plan.

Restricted Stock Units

On August 31, 2012, we issued an aggregate 33,655 restricted stock units to certain of our non-employee directors.  These restricted stock units vest quarterly over a two-year period and are settled 65% in shares and 35% in cash.  At the time of grant, the recipients of these awards were automatically vested with respect to an aggregate 11,779 of these shares.

On December 22, 2012, we issued an additional 4,373 restricted stock units to a non-employee director. The restricted stock units vest quarterly over a two-year period and are settled 65% in shares and 35% in cash.

Restricted stock units settled in cash are accounted for as liability awards and paid based on the fair market value of KAYAK stock on the date of vest. Restricted stock units settled in shares are accounted for as equity awards and expensed based on the fair market value on the date of grant.

The following table summarizes the activities for the unvested stock portion of our restricted stock unit grants for the quarter ended March 31, 2013:

	Shares Settled in Cash	Shares Settled in Shares	Weighted- Average Grant Date Fair Value
Balance, unvested at December 31, 2012	6,245	11,590	$30.41
Granted	—	—	—
Vested	1,665	3,091	28.76
Forfeited/canceled	—	—	—
Balance, unvested at March 31, 2013	4,580	8,499	$31.01
Expected to vest after March 31, 2013 (1)	4,341	8,081	$31.02
(1) Restricted stock units expected to vest reflect an estimated forfeiture rate.

The unrecognized compensation cost related to unvested restricted stock units to be settled in shares and to be settled in cash was $152 and $101 respectively as of March 31, 2013. These amounts are expected to be recognized over a weighted-

average period of 0.7 years as of March 31, 2013. To the extent the actual forfeiture rate is different from what we have estimated, stock-based compensation related to these awards will be different from our expectations.

Stock Options

We may award certain employees and non-employees options to acquire shares of our Class B common stock. Stock options generally have terms of ten years. Stock options granted under the stock plans will typically vest 25% after the first year of service and ratably each month over the remaining 36-month period contingent upon employment with the Company on the date of vesting.

We utilize the Black-Scholes model to determine the fair value of stock options. Management is required to make certain assumptions with respect to selected model inputs, including anticipated changes in the underlying stock price (e.g., expected volatility) and option exercise activity (e.g., expected term). We base our expected volatility on the historical volatility of comparable publicly traded companies for a period that is equal to the expected term of the options. The expected term of options granted is derived using the “simplified” method as allowed under the provisions of the Securities and Exchange Commission, or SEC’s, Staff Accounting Bulletin No. 107 and represents the period of time that options granted are expected to be outstanding. The expected term for performance-based and non-employee awards is based on the period of time for which each award is expected to be outstanding, which is typically the remaining contractual term. The risk-free rate is based on the U.S. Treasury yield in effect at the time of the grant period for a period commensurate with the estimated expected life.

The following table summarizes stock option activity:

	Number of Shares	Weighted-Average Exercise Price	Aggregate Intrinsic Value(1)	Weighted-Average Remaining Contractual Term (in years)
Balance, December 31, 2012	10,678,836	$13.89	$275,899	6.9
Options granted	45,000	$40.32
Exercised	(295,229)	$2.45
Canceled/forfeited	(99,686)	$25.37
Balance, March 31, 2013	10,328,921	$14.22	$265,842	6.8
Vested and exercisable as of March 31, 2013 (2)	6,495,855	$9.39	$198,547	5.8
Vested and exercisable as of March 31, 2013 and expected to vest thereafter (3)	9,764,644	$13.75	$255,912	6.7

(1)
The aggregate intrinsic value is calculated as the difference between the exercise price of the underlying award and the fair value of $39.96, and $39.72 of our Class A common stock on March 31, 2013 and December 31, 2012, respectively.

(2)
Includes 254,500 shares granted to non-employees which are marked-to-market until they are fully vested. The assumptions used to value these grants are similar to those used for grants made to employees with the exception of the expected term.

(3)	Stock options expected to vest reflect an estimated forfeiture rate.

The fair value of vested shares was $3,640 at March 31, 2013 and $3,075 at March 31, 2012. The total intrinsic value of options exercised was $11,103 for the three months ended March 31, 2013 and $4,963 during the year ended December 31, 2012.

The weighted-average fair value of options granted during the three months ended March 31, 2013 was $18.23 per share and $13.34 per share for the year ended December 31, 2012 based on the Black-Scholes model. The following weighted-average assumptions were used for grants made to employees and do not include the assumptions for non-employee grants:

	March 31, 2013	December 31, 2012
Risk-free interest rate	1.0%	0.9%
Expected volatility	45.9%	44.9%
Expected life (in years)	6	6
Dividend yield	—%	—%

The following table summarizes information concerning outstanding and exercisable options as of March 31, 2013:

	Options Outstanding			Options Exercisable and Vested
Range of Exercise Prices	Number of Shares	Weighted Average Remaining Contractual Life (in Years)	Weighted- Average Exercise Price	Number of Shares	Weighted- Average Exercise Price
$ 1.00 - $ 2.98	873,026	2.1	$1.60	873,026	$1.60
$5.00	1,342,500	4.0	$5.00	1,342,500	$5.00
$7.50	1,692,443	5.9	$7.50	1,573,637	$7.50
$11.29 - $13.00	1,144,000	6.8	$12.62	898,572	$12.59
$14.82 - $15.50	2,001,140	7.5	$14.86	1,275,810	$14.88
$16.50 - $26.50	2,791,812	8.7	$23.87	532,310	$20.33
$27.29 - $40.70	484,000	9.5	$31.58	—	$—
$ 1.00 - $40.70	10,328,921	6.8	$14.22	6,495,855	$9.39

Prior to the completion of our IPO, the fair value of the common stock was determined by the board of directors at each award grant date based on a variety of factors, including arm’s length sales of our capital stock (including redeemable convertible preferred stock), valuations of comparable public companies, our financial position and historical financial performance, the status of technological developments within our products, the composition and ability of the technology and management team, an evaluation of and benchmark to our competition, the current climate in the marketplace, the illiquid nature of the common stock, the effect of rights and preferences of preferred shareholders, and the prospects of a liquidity event, among others. Subsequent to the completion of our IPO, we utilize the closing price of our common stock on the date of grant to determine its fair value.

At March 31, 2013 and December 31, 2012, total unrecognized estimated compensation expense related to non-vested stock options granted prior to that date was approximately $38,373 and $43,295, respectively. This expense will be recognized on a straight-line basis over the weighted average remaining vesting period of 2.5 and 2.9 years as of March 31, 2013, and December 31, 2012, respectively.

13. Earnings per share

The following tables set forth the computation of basic and diluted earnings (loss) per share of common stock for the three months ended March 31, 2013 and March 31, 2012 were as follows:

	Three Months Ended March 31,
	2013	2012
Basic earnings per share:
Net income	$2,127	$4,145
Redeemable convertible preferred stock dividends	—	(2,936)
Net income attributable to common stockholders—Basic	$2,127	$1,209
Weighted average common shares outstanding	38,813,838	7,037,280
Basic earnings per share	$0.05	$0.17

	Three Months Ended March 31,
	2013	2012
Diluted earnings per share:
Net income attributable to common stockholders—Diluted	$2,127	$4,145
Weighted average common shares outstanding	38,813,838	7,037,280
Options to purchase common stock	6,497,730	3,491,255
Redeemable convertible preferred stock (as converted basis)	—	26,767,656
Restricted Stock Units	1,575	—
Convertible preferred stock warrants (as converted basis)	—	35,698
Weighted average shares and potentially diluted shares	45,313,143	37,331,889
Diluted earnings per share	$0.05	$0.11

The potentially dilutive securities that have been excluded from the calculation of diluted net income per common share because the effect is anti-dilutive is as follows:

	Three Months Ended March 31,
	2013	2012
Options to purchase common stock	1,120,500	965,000
Convertible preferred stock warrants (as converted basis)	—	62,000
Restricted Stock Units	2,320	—
	1,122,820	1,027,000

14. Fair Value Measurements

GAAP sets forth a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The three tiers are Level 1, defined as observable inputs such as quoted prices in active markets; Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

Our restricted stock units settled in cash are measured and recorded at fair value at the time of vesting. See “-Note 12-Stock Options and Restricted Stock” for further discussion of our restricted stock units.

Using the Black-Scholes model, the common stock options issued to non-employees were valued at $1,291 based on the following weighted-average assumptions at March 31, 2013 and a fair market value of $39.96. As of March 31. 2013 there were 254,500 outstanding common stock options outstanding. See “- Note 12 - Stock Options and Restricted Stock” for further discussion of our stock option plans and activity.

March 31, 2013

Risk free interest rate	1.9%
Expected volatility	46.1%
Expected life (in years)	9.1
Dividend yield	—%

Changes in valuation during the three months ended March 31, 2013, were as follows:

Level 2 Non-Employee Common Stock Options
Balance, December 31, 2012	$1,012
Mark-to-market adjustment	279
Balance, March 31, 2013	$1,291

Mark-to-market adjustments related to common stock options granted to non-employees are included in other general and administrative expenses.

15. Information about Geographic Areas

Revenues by geography are based on the country in which our websites are located. For example, KAYAK.com is in the United States, while KAYAK.de and swoodoo.com are in Germany. We allocate revenues based on the website’s proportional revenue-generating activity (generally, volume of queries and clicks relative to the whole). Long-lived assets are allocated based on the location of the corporate entity to which they relate.

	Three Months Ended March 31,
	2013	2012
Revenues
United States	$62,832	$59,160
Germany	8,692	6,192
Rest of the world	10,783	7,986
Total revenues	$82,307	$73,338

	As of March 31,	As of December 31,
	2013	2012
Long-lived assets
United States	$145,368	$145,665
Germany	18,313	19,226
Rest of the world	9,948	10,418
Total long-lived assets	$173,629	$175,309

16. Subsequent Events (unaudited)

On May 9, 2013, the UK Office of Fair Trading announced that it had cleared the merger of KAYAK with priceline.com.  The closing date of the proposed merger has been scheduled for May 21, 2013 subject to the remaining conditions to closing being satisfied.